UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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EVERCORE PARTNERS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 15, 2016

The Annual Meeting of Stockholders of Evercore Partners Inc. will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 15, 2016, at 9:00 a.m., local time, for the following purposes:

¡	to elect the nine director nominees identified in the accompanying Proxy Statement;

¡	to approve the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan;

¡	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

¡	to transact such other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 20, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

To be sure that your shares are properly represented at our Annual Meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

If you plan to attend the Annual Meeting of Stockholders in person, you will need to bring photo identification. In addition, if your shares are held in the name of a bank, broker or other holder of record, you must also bring with you a letter (and a legal proxy if you wish to vote your shares) from the bank, broker or other holder of record confirming your ownership as of the record date. See “What do I need to do if I want to attend the Annual Meeting?” on page 12 of the Proxy Statement.

Along with the attached Proxy Statement for the Annual Meeting of Stockholders, we are enclosing our 2015 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel Corporate Secretary

April 28, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2016

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2015 Annual Report to Stockholders are also available at www.proxyvote.com.

EVERCORE PARTNERS INC.

55 East 52nd Street

38th Floor

New York, New York 10055

PROXY STATEMENT

Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 15, 2016, at 9:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the enclosed proxy card or voting instruction card and the 2015 Annual Report to Stockholders are first being mailed to stockholders on or about April 28, 2016.

In this Proxy Statement, the “Company” refers to Evercore Partners Inc. and “we,” “us,” “our” or “Evercore” all refer to Evercore Partners Inc. and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 81.

PROXY SUMMARY

This summary highlights certain information and is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Agenda and Board Recommendations
Proposal		Board Voting Recommendation	Page Reference (for more detail)
1.	Election of nine directors	FOR each nominee	14
2.	Approval of the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan	FOR	60
3.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016	FOR	79

Performance and Compensation Highlights

The following are highlights of our 2015 performance as considered by the Compensation Committee in setting NEO compensation, which is discussed further under “Compensation of our Named Executive Officers.” Adjusted pro forma amounts are non-GAAP measures; see Annex A for a reconciliation to GAAP amounts.

Adjusted Pro Forma Net Revenues	Adjusted Pro Forma Net Income

Record $1.216 billion, up 33% compared to 2014.	Record $171 million, up 38% compared to 2014.

¡

We completed the first full year of operations of Evercore ISI, our research, sales and trading business, growing secondary and underwriting revenues and delivering full year operating margins of 19.0% for the business.

¡	Our three-year and five-year total shareholder return of 91% and 79%, respectively, were each better than that of the S&P 500 Financials index and those of our most direct public competitors.
¡

We returned $334.5 million(1) of capital to stockholders in 2015 through repurchases and dividends, the highest amount for any year in our history. This reinforces our commitment as a firm to mitigate dilution whenever we can within reasonable economic parameters.

¡

NEO compensation continues to consist of base salary, which has not been increased for our NEOs since they joined us, and annual incentive compensation, which is determined at year-end based on individual and Company performance, and which was once again generally paid 50% in cash and 50% in unvested RSUs with a four-year deferral.

¡	Aggregate 2015 NEO compensation was up 7% from 2014, while our financial returns showed significantly greater improvements year over year.

(1)	Includes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

Evercore 2016 Proxy Statement	Page 1

Approval of the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan
Key Facts

¡	We have substantially exhausted our equity plan reserve and are seeking stockholder approval for increasing the number of shares under our plan by 10 million shares.

¡	Attracting and incentivizing high-performing, revenue-generating employees is essential to ensure the ongoing delivery of superior growth and returns. Their collective experience and reputation is what continues to garner us high caliber clientele and win their repeat business at Evercore.

¡	Equity continues to be a critical part of aligning the interests of our employees and stockholders so that we can achieve this objective. We grant equity broadly throughout the firm, down to the associate level, and our employees currently own 34% of our equity on a fully-diluted basis.

¡	If we do not obtain stockholder approval of our equity plan, any future equity grants can result in additional and potentially volatile changes to our financial results. If we, in the future, do not have sufficient shares available to satisfy our outstanding equity awards, we will be forced to settle them in cash, which would (i) reduce the amount of cash otherwise available for stock buybacks and (ii) potentially result in unpredictable compensation charges, as the cost reported for our equity awards would be tied to the price of our stock and would change as the price fluctuates. Eventually we would have to offer some alternative and relatively stockholder unfriendly form of incentive compensation. For instance, the substitution of deferred non-equity awards reduces the alignment of interests between employees and stockholders and reduces cash available for repurchases.
Our Increased Commitment to Use Equity Compensation Prudently
¡	We are mindful of the potential dilutive effect of equity awards. For 2013-2015, we committed to work to (1) offset the dilutive effect of our annual bonus equity awards through our stock repurchase program and (2) maintain our average three-year burn rate, reflecting both bonus equity awards and new hire awards, and taking into account vested Evercore LP partnership units, share repurchases and forfeitures (“net burn rate”), at or below 2.5%. As indicated in the charts below, we exceeded these commitments, with repurchases offsetting not just bonus equity awards over the three-year period, but also new hire awards, and an average net burn rate of -1.1%.
¡

We are now strengthening these commitments. For 2016-2018 we commit to work to (1) offset the dilutive effect of our annual bonus equity awards through our stock repurchase program and to (2) maintain our average three-year net burn rate at or below 1.5%, subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives. Our goal, in fact, is to exceed these commitments just as we exceeded our 2013 commitments, and to repurchase more shares than we issue through both annual bonus and new hire equity awards over the 2016-2018 period.

	2013 Commitment		Three-Year Results	2016 Commitment
Dilution Offset Through Repurchases	Offset annual bonus equity	✓	Offset annual bonus equity in all three years (as well as new hire equity in 2 of 3 years)	Offset annual bonus equity (with a goal of also offsetting new hire equity)
Net Burn Rate	2.5%	✓	-1.1%	1.5%

¡	As part of approving this Proxy Statement, our Board approved the repurchase of up to 7.5 million shares and limited partnership units or interests of Evercore LP from time to time to help us to, among other things, satisfy the above commitment. Furthermore, our Board has determined that, if the 2016 Plan is approved by stockholders at the Annual Meeting, and subject to all applicable legal requirements and conditions, it will authorize the repurchase of additional sufficient shares and limited partnership units or interests of Evercore LP from time to time to satisfy the above commitment.

Page 2	Evercore 2016 Proxy Statement

Dilution and Burn Rate for 2013-2015
¡	We understand that many stockholders look at dilution, burn rate or other similar metrics when assessing equity plan proposals. However, such calculations often do not take into account our people-based cost structure or our compensation and repurchase practices.
¡	In the past, calculations from proxy advisory firms have not taken into account our practice of offsetting dilution through stock repurchases. Without taking repurchases into account in determining equity grants, the calculations overstate our burn rate and dilution because for purposes of the calculations, the total shares outstanding are reduced by stock buybacks, but the share issuances are not.
¡	The proxy advisory firms have also compared us to peers who have significantly different cost structures and businesses, and have used dilution measures that penalize us for having longer vesting periods and granting RSU awards, which we believe result in greater retention.
¡

As shown below, over the past three years, we significantly increased our share repurchase activity, more than offsetting the dilutive effect of annual bonus and new hire equity awards. Our commitment in 2013 was to offset the dilutive effect of annual bonus awards only, which we more than satisfied.

(1) Excludes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

¡	Similarly, we believe that calculating the burn rate without regard to repurchases does not provide a meaningful metric for our company. Our three-year average net burn rate was -1.10% (see p. 63 for calculation), far superior to the goal we set in 2013 of at or below 2.5%. As noted above, for 2016-2018 we are committing to work toward a net burn rate of 1.5%.

Evercore 2016 Proxy Statement	Page 3

¡	We believe that our prudent use of equity compensation is further evidenced by an analysis of our 2013-2015 stock compensation costs as a percentage of various operating measures, as compared to those of our closest peers who have been public companies for an extended period – Greenhill and Lazard – based on public filings.

	Three-Year Average of Stock Compensation Expense
	As a Percentage of Operating Cash Flow	As a Percentage of GAAP Net Revenue	Per Employee
Evercore	36%	9%	$75,000
Lazard	31%	10%	$89,000
Greenhill	54%	17%	$146,000

Best Practices
¡ Our use of equity compensation, and our plan, incorporate other current best practices:

X	No equity grants below fair market value	✓	Four-year deferred vesting of RSUs

X	No repricing (or cash buybacks) of underwater stock options or stock appreciation rights	✓	Over 90% of all equity awards granted in the past three years were issued to employees other than our executive officers and over 90% were issued to employees with direct revenue-generating and client-facing responsibilities
X	No “evergreen” provision
X	No “reload” equity awards
X	No “liberal share recycling”	✓	Equity ownership guidelines for executive officers
X	Hedging of equity securities is prohibited	✓	Separate annual compensation limit of $500,000 for non-employee directors

Page 4	Evercore 2016 Proxy Statement

Governance and Leadership Highlights
The following are highlights of our governance and leadership practices that are discussed further under “Corporate Governance” and “Director Compensation.”

¡    Our Chairman & CEO positions are split, and we have a lead independent director who presides over meetings of non-management directors.

¡    78% of our Board and of our nominees for director have been determined to be independent under the applicable NYSE rules and company guidelines.

¡    100% of our committee members are independent directors.

¡    Average director tenure is less than seven years. Our board is well balanced in regard to tenure, combining the institutional and strategic understanding and continuity of longer term directors with the fresh insights and diverse perspectives brought by newer directors.

¡    Under the guidance of the Nominating and Corporate Governance Committee, each year our Board performs a self-evaluation during which it considers issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives.

¡    Our non-management directors meet regularly without management present.

¡    All non-management directors receive RSUs as part of their annual compensation and must comply with equity ownership guidelines.

Evercore 2016 Proxy Statement	Page 5

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2016 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 20, 2016, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you attend our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

You will be voting:

●	to elect the nine director nominees identified in this Proxy Statement;

●	to approve the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan;

●	to ratify the selection of Deloitte as our independent registered public accounting firm for 2016; and

●	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

●	a vote FOR the election of each of Roger C. Altman, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard, Willard J. Overlock, Jr., Ralph L. Schlosstein and William J. Wheeler to serve as directors until the next Annual Meeting or until their successors are duly elected and qualified;
●	a vote FOR the approval of the 2016 Plan; and

●	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2016.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy without attending our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your proxy card:

●	Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

●	Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

●	Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date.

We urge you to vote by proxy even if you plan to attend our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to

Page 6	Evercore 2016 Proxy Statement

attend the Annual Meeting. If you are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you attend the Annual Meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and bring it to the meeting. Please also see the information under “—What do I need to do if I want to attend the Annual Meeting?”.

What is the difference between holding shares as a stockholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What type of financial information is used in this Proxy Statement?

The Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP, unless they are designated as “non-GAAP measures,” in which case a reconciliation to the U.S. GAAP numbers is included in Annex A.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram on page 9 depicts our organizational structure. Our structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public.

Our SMDs and certain other individuals and entities who contributed assets to receive equity in Evercore hold their equity in limited partnership units and interests issued by Evercore LP, a Delaware limited partnership. These include Class A units, Class E units, Class G interests and Class H interests in Evercore LP.

Class A and Class E units of Evercore LP are exchangeable, at the discretion of the unit holder and without the payment of any consideration, on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and, in the case of certain Class E units, subject to vesting and exchangeability restrictions imposed by the Evercore LP Partnership Agreement.

Class G and Class H interests generally convert, on specified dates from 2016 through 2020, into a number of Class E units based on the achievement of financial performance targets for the Company’s equity sales, trading and research business (which Class E units will, in turn, be exchangeable for Class A common stock as noted above). The first such conversion occurred on February 15, 2016, with 371,381 Class G interests converting into an equal number of Class E units.

All holders of Class A units (other than the Company) have the same voting rights as holders of Class A common stockholders through the ownership of Class B common stock, which entitles each holder to one vote for each Class A unit in Evercore LP held by such holder. Holders of our Class A common

Evercore 2016 Proxy Statement	Page 7

stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of Class E units and Class G and Class H interests do not hold Class B common stock, and thus do not have voting rights at the Company level.

The Class B common stock has no economic rights. The Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to its partners based on their interest in Evercore LP concurrently with Evercore LP distributions to the Company (provided that holders of Class G and Class H interests are entitled to extraordinary distributions but not regular distributions, and all distributions on unvested units and interests are held in reserve and paid out only upon vesting).

Thus, holders of Class A limited partnership units, through the combination of Class B common stock of Evercore and Class A units, have similar equity interests as if they held an equivalent number of shares of Class A common stock.

Because of our corporate structure and for the reasons stated above, we view our share count as including Evercore LP Class A units for voting purposes, and include these Class A units when we calculate total shares and share equivalents for voting purposes. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of shares of Class A common stock outstanding and the number of votes associated with Class B common stock, which is equal to the number of Evercore LP Class A units. As of April 20, 2016, the record date for our Annual Meeting, a combined total of 43,868,305 shares of Class A common stock and Class B common stock are entitled to vote.

Page 8	Evercore 2016 Proxy Statement

What is our share count?

As of April 20, 2016, the record date for our Annual Meeting, our share count was as follows:

Shares of Class A common stock outstanding	39,678,957
Evercore LP Class A limited partnership units outstanding	4,189,348

Total voting shares and units	43,868,305

Evercore LP Class E limited partnership units vested and exchangeable	1,355,575
Unvested and transfer restricted Evercore LP Class E limited partnership units	992,599
Unvested RSUs	6,321,423

Total outstanding shares and units (excluding performance-based) on a fully diluted basis	52,537,902

Evercore LP Class G interests outstanding	740,985
Evercore LP Class H interests outstanding	4,216,051

Total outstanding shares, units and interests (including performance-based) on a fully diluted basis	57,494,938

What constitutes a quorum?

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of Evercore LP Class A limited partnership units) entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted

Evercore 2016 Proxy Statement	Page 9

as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, the election of the directors listed herein is considered a non-discretionary matter and a bank, broker or other holder of record will lack the authority to vote shares at his/her discretion on this proposal, and your shares will not be voted on this proposal (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 20, 2016.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of Class A limited partnership units in Evercore LP that you held as of the close of business on April 20, 2016.

If you are a holder of Class E limited partnership units in Evercore LP, then you are not entitled to vote until such units become exchangeable, and you actually exchange such units for shares of Class A common stock or receive a share of Class B common stock. If you are a holder of Class G or Class H interests in Evercore LP, you will not be entitled to vote until such interests are converted into Class E units and you actually exchange such units for shares of Class A common stock or receive a share of Class B common stock.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each proposal and how are votes counted?

	Elect the nine director nominees identified in this Proxy Statement	Approve the 2016 Plan	Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2016
How many votes are required for approval?	A plurality of affirmative votes cast, even if less than a majority	A majority of affirmative votes cast (including abstentions)	A majority of affirmative votes cast
How are director withhold votes treated?	Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld	N/A	N/A
How are abstentions treated?	Abstentions will not be counted as votes cast	Abstentions will be counted as votes cast against the proposal	Abstentions will not be counted as votes cast
How are broker non-votes handled?	Broker non-votes will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast
How will signed proxies that do not specify voting preferences be treated?	Votes will be cast for the nine director nominees identified in this Proxy Statement	Votes will be cast for the approval of the 2016 Plan	Votes will be cast for the ratification of the selection of Deloitte as our independent public accounting firm for 2016

Page 10	Evercore 2016 Proxy Statement

It is important to note that the proposal to ratify the selection of the independent registered public accounting firm is non-binding and advisory. If our stockholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

●	FOR the election of each of the director nominees listed herein;

●	FOR the approval of the 2016 Plan; and

●	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2016.

In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

●	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 14, 2016;
●	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 14, 2016;

●	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 14, 2016; or

●	voting in person at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance Advisors LLC to assist in the solicitation and distribution of proxies, and Alliance will receive a fee of approximately $45,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Evercore 2016 Proxy Statement	Page 11

Will the Annual Meeting be webcast?

Our Annual Meeting will not be webcast.

What do I need to do if I want to attend the Annual Meeting?

All holders of Class A common stock and Class B common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, may attend the Annual Meeting. Only stockholders as of the record date can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, you must bring your proxy card and photo identification. If you are a representative of a stockholder that is an entity, you must also bring evidence of your authority to represent that entity. If your shares are held in the name of a bank, broker or other holder of record, you must bring with you a legal proxy if you wish to vote your shares and a letter from the bank, broker or other holder of record confirming your ownership as of the record date, which is April 20, 2016. Failure to bring the necessary documentation may delay your ability to attend or may prevent you from attending and voting at the meeting. A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every such stockholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no stockholder proposals that meet the criteria. Therefore, stockholder proposals raised at the meeting will not be considered during the Annual Meeting. Stockholders may submit proposals and other matters for consideration at the 2017 Annual Meeting as described in “Stockholder Proposals and Nominations for 2017 Annual Meeting.”

The Annual Meeting will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 15, 2016, at 9:00 a.m., local time. If you wish to obtain directions to attend the meeting in person, you may e-mail investorrelations@evercore.com or call (212) 857-3100.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31 of each year. Our 2015 fiscal year was from January 1, 2015 through December 31, 2015. Our 2016 fiscal year will be from January 1, 2016 through December 31, 2016.

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ANNUAL REPORT AND CORPORATE SECRETARY

Will I receive a copy of the Annual Report?

We have enclosed our 2015 Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

Where can I find more financial information about Evercore?

You can obtain, free of charge, a copy of our filings with the SEC by:

●	accessing our Internet website at www.evercore.com and clicking on the “Investor Relations” link;

●	writing to Investor Relations at Evercore Partners Inc., 55 East 52nd Street, 38th floor, New York, New York 10055; or

●	telephoning us at (212) 857-3100.

You can also obtain a copy of our SEC filings from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, 38th floor, New York, New York 10055.

Evercore 2016 Proxy Statement	Page 13

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated nine persons identified herein for election as directors, each of whom is a director currently, to hold office until the next Annual Meeting or until the election and qualification of their successors.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 20, 2016; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	70	Executive Chairman, Chairman of the Board and Director	2006
Richard I. Beattie	76	Director	2010
Francois de Saint Phalle	70	Director	2006
Gail B. Harris	63	Director	2006
Curt Hessler	72	Director	2006
Robert B. Millard	65	Director	2012
Willard J. Overlock, Jr.	70	Director	2014
Ralph L. Schlosstein	65	CEO, President and Director	2009
William J. Wheeler	54	Director	2015

Roger C. Altman, Executive Chairman and Chairman of the Board, formed Evercore in 1995 and served as our CEO until May 2009. Since May 2009, Mr. Altman has served as our Executive Chairman and has remained an executive officer. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York Presbyterian Hospital, serving on its Finance Committee, and is a Trustee of MIT. He also serves as co-chairman of New Visions for Public Schools, a not-for-profit organization that develops and implements programs to effect system-wide improvements in public education in New York City. He is a member of the Council on Foreign Relations. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Richard I. Beattie is Senior Chairman of STB, a position he has held since 2004. Mr. Beattie has been a partner of STB since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. He is a member of the board of directors of

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Harley-Davidson, Inc. and Heidrick & Struggles International, Inc.

Mr. Beattie is also a member of the board of directors of the Carnegie Corporation, as well as a member of the Council on Foreign Relations, the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and the Board of Managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also co-chairman of the board and founder of New Visions for Public Schools. Mr. Beattie joined STB in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Francois de Saint Phalle has been a private equity investor, financial advisor and investment banker for more than 35 years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was chief operating officer and vice chairman of Dillon, Read & Co. Inc. before it was merged into UBS AG. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989, he served as chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express, which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980. Mr. de Saint Phalle is also a director of BlackRock Capital Investment Corporation and serves on its audit and governance and compensation committees.

Mr. de Saint Phalle is a member emeritus of the board of visitors of Columbia College. He received his B.A. from Columbia College.

Gail B. Harris is our Board’s lead director and was a corporate partner at STB from 1984 to 1998. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. Her practice included an emphasis on media companies and joint ventures. While at STB, Ms. Harris also represented issuers and underwriters in public equity and debt transactions and in the development of new financial products. She was also a member of the new partners committee and co-chaired the personnel committee. Ms. Harris is a director of CIGNA Life Insurance Company of New York and chair of the outside directors and audit committee. Additionally, Ms. Harris has been an adjunct professor of law at The Ohio State University Moritz College of Law, where she has participated in their Distinguished Practitioners in Residence Program in Business Law. She is President Emeriti and a current member of the board of directors of New York Cares, a leading non-profit organization which creates and manages volunteer programs in New York City for over 1,200 agencies, non-profits and public schools.

Ms. Harris is a member of the Board of Trustees of Stanford University and serves on the Dean’s Advisory Council of Stanford Law School. Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler has been an adjunct professor at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was vice-chairman and chief financial officer of Unisys Corporation; from 1991 to 1995, he was executive vice president of Times Mirror Company; he was chairman of I-net. Inc. during 1996; and he was president of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, executive director of the President’s Economic Group, and associate director of the Office of Management and Budget. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975.

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Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Robert B. Millard serves as the Chairman of the Massachusetts Institute of Technology Corporation, as well as Chairman of the Executive Committee and a board member of the MIT Investment Management Company. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director, at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is the Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees of L-3 Communications Corporation. He also served as a director of Weatherford International, Inc. until February 2012 and director of GulfMark Offshore, Inc. until July 2013. He is a current member of the Council on Foreign Relations and serves on its Finance and Budget Committee. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from the Massachusetts Institute of Technology.

Willard J. Overlock, Jr. retired in 1996 from a career in investment banking. Mr. Overlock is a trustee of Rockefeller University, a member of the Board of Directors of Becton, Dickinson and Company, where he serves as a member of the audit committee and the science, marketing, innovation and technology committee, chairman of The Albert and Mary Lasker Foundation and a Special Partner at Cue Ball Capital. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina.

Ralph L. Schlosstein has served as our CEO and President since May 22, 2009, and, prior to joining Evercore, was the Chief Executive Officer of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was for almost 20 years the President of BlackRock, the largest asset management firm in the world. Mr. Schlosstein co-founded BlackRock in 1988, was a director from the time it went public in 1999 until 2007, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. From 1977 to 1981, Mr. Schlosstein worked for the Federal government. Initially, he was deputy to the assistant secretary of the Treasury Department. In mid-1977, he became associate director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a member of the visiting board of overseers of the John F. Kennedy School of Government at Harvard University, a trustee of New Visions for Public Schools, a trustee of the Lincoln Center for the Performing Arts and a member of the Council on Foreign Relations. Previously, Mr. Schlosstein was a director of Pulte Corporation, the nation’s largest homebuilder, a trustee of Denison University, a trustee of Trinity School in New York City, a trustee of the American Museum of Natural History and a trustee of The Public Theater in New York City. He earned a B.A. degree in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

William J. Wheeler is president of Athene Holding Ltd. Prior to becoming president of Athene, he was the president of the Americas region of MetLife, Inc. and oversaw MetLife’s insurance and retirement businesses in the United States and Latin America. During his 17-year tenure at MetLife, he held various roles including executive vice president and chief financial officer, and prior to the chief financial officer role, oversaw product management and marketing for the individual business and financial reporting for the institutional business. In addition, Mr. Wheeler served as the company’s treasurer where he played a key role in preparing MetLife to become a public company. Before joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette from 1987 to 1997. He holds an M.B.A. from Harvard Business School and also received an A.B. from Wabash College, where he is now a member of the board of trustees.

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Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above. In particular, with regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore. With regard to Mr. Beattie, the Board considered his leadership experience at STB and his legal experience counseling boards on governance issues, his experience advising multi-national companies on a wide range of business transactions and his experience serving on other boards. With regard to Mr. de Saint Phalle, the Board considered his extensive experience in investment banking, private equity, corporate finance and the investment management industry and his experience with financial and accounting matters. With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multi-national companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience. With regard to Mr. Hessler, the Board considered his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his board experience, his legal experience and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group. With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his leadership experience as Chairman of the MIT Corporation and his prior service as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters. The Board also considered that the issue underlying Mr. Millard’s receipt of more “withhold” votes than

“for” votes in 2015 has been addressed. Based on discussions with stockholders, we believe these voting results reflected concerns regarding Mr. Millard’s attendance in 2014. During 2014, Mr. Millard missed two board meetings and three committee meetings due to unavoidable scheduling conflicts around the time of his appointment as Chairman of the MIT Corporation during 2014. His attendance has otherwise been exemplary, and in particular in 2015 he attended 100% of meetings. With regard to Mr. Overlock, the Board considered his extensive experience in investment banking and in managing financial institutions and his experience on other boards. With regard to Mr. Schlosstein, the Board considered his service as our CEO and President and his investment and financial management experience, including his leadership experience as the President and co-founder of BlackRock for almost 20 years. With regard to Mr. Wheeler, the Board considered his executive leadership experience and experience as chief financial officer at a large multi-national public company and his experience with financial institutions and, in particular, insurance companies.

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard, Willard J. Overlock, Jr., Ralph L. Schlosstein and William J. Wheeler, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions in your signed proxy card, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Beattie, de Saint Phalle, Hessler, Millard, Overlock, Schlosstein and Wheeler and Ms. Harris. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

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EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 20, 2016.

See “Proposal 1—Election of Directors” above for information about Messrs. Altman and Schlosstein.

Augusto Arellano (41) is Senior Managing Director and Chief Executive Officer of Evercore Partners Mexico, S. de R.L. Evercore Partners Mexico’s activities include financial advisory services, private equity investment management and, through Evercore Casa de Bolsa, S.A. de C.V., investment and risk management advice, trade execution, underwriting and custody services for client assets. Prior to his current role as CEO of Evercore Partners Mexico, Mr. Arellano was the Senior Managing Director responsible for Evercore Partners Mexico’s real estate group. Mr. Arellano is recognized as a leading advisor in the development, structuring and financing of Real Estate Investment Trusts (REITs) in Mexico. He joined Evercore Partners Mexico in 1996 and has 16 years of experience working with financial institutions. Prior to joining Evercore Partners Mexico, he was a staff member of the Director of Financial Engineering and Sector Projects for Banobras. Mr. Arellano has also been a Research Scholar at the Stern School of Business at New York University and he currently teaches finance for the B.A. program at ITAM. Mr. Arellano received a B.A. from ITAM and a Ph.D from the Carlos III University in Spain.

Adam B. Frankel (48), General Counsel, is responsible for our legal and compliance functions. Prior to joining us in July 2006, Mr. Frankel was senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc. from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the office of the general counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at Simpson Thacher & Bartlett LLP in London and New York.

From 2006 to 2009, Mr. Frankel was a member of the board of directors and the compensation and audit committees of Picis, Inc., an established provider of innovative health care information technology solutions focused on the delivery of patient care in the high acuity areas of the hospital. Mr. Frankel is a member of the Council on Foreign Relations and a trustee at the Sesame Workshop. He has a B.A. from Brown University and a J.D. from Stanford Law School.

Edward S. Hyman (71) is Chairman of Evercore ISI and Vice Chairman of Evercore Partners Inc. Prior to joining Evercore ISI in October 2014, Mr. Hyman was the Chairman and Founder of ISI Group, LLC (broker dealer) and ISI Inc. (funds management). Prior to forming both of these companies in 1991, Mr. Hyman was Vice Chairman and a member of the Board of C.J. Lawrence Inc., which he joined in 1972. He was an economic consultant at Data Resources, Inc. from 1969 to 1971. Mr. Hyman is a board member of China Institute and is a member of the Advisory Committee for The New York Public Library’s Financial Services Leadership Forum. He also serves on the Finance Committee of Bowdoin College and is a member of the Economic Club of New York. Mr. Hyman earned a B.S. in Engineering from the University of Texas in 1967 and received his M.B.A. from MIT in 1969.

Andrew Sibbald (49) serves as CEO of Evercore Partners International. Mr. Sibbald was previously the co-founder, senior partner and a managing director of Lexicon, a leading U.K. independent investment banking advisory firm, which was acquired by us in August of 2011. Upon the closing of that acquisition, Mr. Sibbald became the CEO of our European Advisory business. Mr. Sibbald co-founded Lexicon in 2000. From 1997 to 2000, Mr. Sibbald served as a managing director of the Financial Institutions Group at Donaldson, Lufkin & Jenrette, where he led a team specializing in mergers and acquisitions in the financial institutions sector. From 1993 to 1997, he served as a Partner at The Phoenix Partnership, a corporate advisory and private equity business which was acquired by Donaldson, Lufkin & Jenrette in 1997. Prior to joining The Phoenix Partnership, he worked

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in the Financial Institutions Group at Chemical Bank and the Financial Institutions Group at Manufacturers Hanover.

Mr. Sibbald was a non-executive director of Homeserve Plc between 2007 and 2011. Mr. Sibbald has a B.Sc. (Hons) from Bristol University, U.K.

Robert B. Walsh (59), CFO, is responsible for our financial, tax, information technology and facilities functions and certain similar functions for our private equity funds. Mr. Walsh was appointed CFO in June 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a Bachelor of Science degree from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and IFA Insurance Company, a privately held property-casualty insurer, and is a trustee of the Oak Knoll School of the Holy Child.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

In connection with a planned transition of leadership, Pedro Aspe resigned as Chief Executive Officer of Evercore Partners Mexico effective

December 31, 2015, and ceased to serve as an executive officer of ours as of that date. Mr. Aspe remains an employee of Evercore Partners Mexico and Chairman of the board of Evercore Partners Mexico’s broker-dealer subsidiary, Evercore Casa de Bolsa, S.A. de C.V.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2015, except as previously disclosed, all such Section 16(a) filing requirements were met, except for one late filing for a donation of shares of Class A common stock by Mr. Schlosstein to a charitable foundation on December 22, 2014. The donation (which was exempt from Section 16(b) pursuant to Rule 16b-5 under the Exchange Act) was reported on a Form 5 filed on February 2, 2016.

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RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Limited partnership units in Evercore LP are held by, among others, current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Messrs. Altman, Aspe and Frankel. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO, we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO, including Messrs. Altman, Aspe and Frankel, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units since the IPO, certain SMDs became entitled to payments under the tax receivable agreement. The following table shows the amount paid to our executive officers pursuant to the tax receivable agreement during 2015:

Name	Tax Receivable Payments During 2015
Roger C. Altman	$1,422,408
Adam B. Frankel	$51,115
Pedro Aspe	$278,613

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Registration Rights Agreements

In connection with the IPO, we entered into a registration rights agreement with certain of our current and former SMDs who were partners prior to the IPO, pursuant to which we may be required to register the resale of shares of our Class A common stock held by certain current and former SMDs, including Messrs. Altman, Aspe and Frankel, upon exchange of certain limited partnership units of Evercore LP held by such SMDs. The holders of these registration rights may require us to register the sale of their shares of Class A common stock and to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such registrations rights agreements provide for certain piggyback registration rights in connection with registered offerings of our common stock.

In addition, in connection with our acquisition of ISI, we granted registration rights to the former owners of ISI, including Mr. Hyman, requiring us to file a shelf registration statement covering the resale of shares of our Class A common stock received by them upon exchange of certain limited partnership units of Evercore LP, and giving Mr. Hyman certain piggyback registration rights in connection with registered offerings of our common stock.

Relationship with Our Private Equity Funds

Our Pre-IPO Funds

Prior to our IPO, Mr. Altman was awarded the right to receive a portion of the carried interest earned by the general partner of the ECP II private equity fund and Mr. Aspe was awarded the right to receive a portion of the carried interest earned by the general partner of the Discovery Fund. Following our reorganization in connection with the IPO, the general partners of these funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation.

On December 31, 2014, ECP II was terminated. At the time of ECP II’s dissolution, it still held residual interests in a limited number of portfolio companies. To the extent ECP II would have been entitled to receive any distributions with respect to such residual interests, the general partner has undertaken to distribute to the ECP II investors the portion allocable to them (subject to payment of any expenses incurred or any reasonable reserves taken with respect to ECP II and its dissolution). Evercore LP, through its subsidiaries, is a non-managing member of the general partner of ECP II and is entitled to receive such payments based on the amount of capital in ECP II that it contributed or subsequently funded. As of December 31, 2015, our investment in ECP II was $983,000.

Under the terms of the acquisition agreement for Evercore Partners Mexico, Evercore is obligated to pay the partners that sold Evercore Partners Mexico 90% of the return proceeds and carried interest it receives from its investment in the general partner of the Discovery Fund. As a result, ECP II transactions involving Mr. Altman and Discovery Fund transactions involving Mr. Aspe are deemed to be Related Person Transactions given our interest in those funds.

Our Post-IPO Funds

Evercore LP, through its subsidiaries, holds an interest in the general partner of EMP II and EMP III and is entitled to (i) 50% of the carried interest realized from EMP II and 45% of the carried interest realized from EMP III and (ii) as an indirect investor in EMP II and EMP III, gains (or losses) on investments made by EMP II and EMP III based on the amount of capital that Evercore LP or its subsidiaries contributed or subsequently funded. For EMP II and EMP III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of EMP II and EMP III, although a portion of the carried interest is allocated to employees, including Messrs. Aspe and Arellano, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of EMP II and EMP III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in EMP II and EMP III. The general partners of each of EMP II and EMP III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in EMP II and EMP III by third-party investors. Each of EMP II and EMP III includes a performance hurdle which requires them to return

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8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to EMP II and EMP III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. For EMP II and EMP III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for EMP II and EMP III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of EMP II and EMP III. Carried interest for EMP II and EMP III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with Our Private Equity Funds

Our investments in the Discovery Fund, EMP II and EMP III as of December 31, 2015 were as follows:

Private Equity Funds	Investments in Private Equity Funds
Discovery Fund	$6,632,000
EMP II	$6,091,000
EMP III	$5,786,000	(1)

(1)	Of this amount, as of December 31, 2015, Evercore has contributed $516,443 and certain employees and SMDs (including certain executive officers as discussed below) and EMP III’s management team have contributed the remainder.

The investment period has lapsed for the Discovery Fund and EMP II.

Certain employees and current and former SMDs, including Messrs. Altman, Arellano, Aspe, Frankel, Schlosstein and Walsh, have also invested (either directly or through estate planning vehicles) their own capital through the general partners. These interests in the general partner of the Private Equity Funds are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. In 2015, Mr. Aspe became entitled to receive $2,254,546 and 271,431 shares of Volaris with respect to investment returns and distributions relating to the Discovery Fund. He received these returns and distributions in early 2016. Each executive officer’s aggregate contributions to and receipt of proceeds from the Private Equity Funds was less than $120,000. For 2015, there were no payments in respect of carried interest received by the general partner of our Private Equity Funds.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

In exchange for 500,000 Evercore LP limited partnership units that were later converted into 500,000 shares of our Class A common stock and sold, we received a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled

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to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. The carrying value of our investment in Trilantic was approximately $12.8 million as of December 31, 2015, and the value of our investment in Trilantic IV was approximately $2.8 million. As part of the original agreement, Trilantic also agreed to pay an annual fee to us equal to $2 million per year for a period of five years as consideration for advisory and referral services to be performed by us. In addition, Trilantic offered all SMDs, and, in one case, Evercore, co-investment opportunities with Trilantic IV on a “no-fee” and “no carry” basis. In 2015, in the one case where the co-investment opportunity was also offered to Evercore, Mr. Schlosstein received proceeds from such co-investment of $711,274 in 2015. Each other executive officer’s aggregate contributions to and receipt of proceeds from such co-investment was less than $120,000.

Separately, our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic V. We anticipate that we will participate in the successor funds to Trilantic V and that our participation in the successor fund will be at approximately $12 million. In 2015, Mr. Schlosstein made contributions to Trilantic V of $443,482. Each other executive officer’s aggregate contributions to and receipt of proceeds from Trilantic V was less than $120,000.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of limited partnership units and interests in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units (provided that holders of Class G and Class H interests are entitled to extraordinary distributions but not regular distributions, and all distributions on unvested units and interests are held in reserve and paid out only upon vesting).

The holders of limited partnership units and interests in Evercore LP will incur U.S. federal, state and local income taxes and foreign taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units and interests. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units and interests of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units and interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

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For 2015, Messrs. Altman, Aspe, Frankel, Hyman and Schlosstein received $1,233,168, $79,473, $90,572, $1,360,703 and $1,600,186, respectively, as regular distributions on limited partnership units.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

●	First, to pay the debts, liabilities and expenses of Evercore LP;

●	Second, as reserve cash for contingent liabilities of Evercore LP; and

●	Third, pro-rata in respect of all partnership units and interests, as set forth in Section 9.03 of the Partnership Agreement.

Acquisition of Lexicon

On August 19, 2011, we completed the acquisition of all of the outstanding partnership interests of Lexicon, in accordance with the Lexicon Agreement entered into on June 7, 2011, by and among us and the shareholders of Lexicon, including Mr. Sibbald. In addition to the cash consideration paid during 2011, Mr. Sibbald received 240,564 unvested restricted shares of Class A common stock in accordance with the Lexicon Agreement. Such shares generally vest and are delivered in substantially equal annual installments over a three-year period beginning on June 30, 2013. Upon vesting, such shares will be subject to transfer restrictions until the earlier of (i) the first anniversary of the relevant vesting date and (ii) the date of the first secondary offering by the Company following the relevant vesting date. Accordingly, on June 30, 2015, certain of Mr. Sibbald’s restricted shares vested and will be transfer restricted until June 30, 2016. See “Compensation of our Named Executive Officers—Options Exercised and Stock Vested in 2015” for a further discussion of the terms of these restricted shares.

Vesting and delivery of such shares will accelerate in certain circumstances, including, but not limited to, Mr. Sibbald’s termination without “cause,” a qualifying retirement or upon a change of control. Under the Lexicon Agreement, a seller can be terminated for “cause” if he or she (1) is convicted of a criminal offense that is a felony or a misdemeanor crime involving dishonesty or deception; (2) commits a persistent material breach of the terms of the Evercore Partners International Deed and such persistent material breach causes Evercore to commit a material breach of the applicable rules and regulations of a governmental entity and such seller fails to remedy such material breach within a reasonable period of receiving a written warning from Evercore; (3) has his or her material licenses, authorizations or consents withdrawn by a governmental entity as a result of his or her deliberate breach of applicable rules and regulations; (4) is disqualified from holding office as a director under the Company Directors Disqualification Act 1986 as a result of his or her deliberate wrongdoing; or (5) following receipt of a written warning from the CEO of Evercore Partners International, has failed to remedy within 10 business days what the CEO of Evercore Partners International and a super majority of the sellers acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his or her fundamental obligation to commit time and effort to the performance of his or her duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his or her summary dismissal.

In connection with the acquisition of Lexicon, Mr. Sibbald also entered into a Schedule of Terms with us. For a further discussion on Mr. Sibbald’s Schedule of Terms, see “Compensation of our Named Executive Officers—Employment Agreements and Equity Awards—Schedule of Terms with Mr. Sibbald.”

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Executive Chairman and CEO to use a private aircraft for business air travel to the extent practical. As part of this policy, we entered into an aircraft dry lease agreement with an unaffiliated party.

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While the primary use of the aircraft is for business purposes, because of the benefit afforded to Evercore in terms of security and productivity while traveling for personal reasons, Evercore entered into timesharing agreements with Messrs. Altman and Schlosstein to allow these individuals to use the aircraft for personal travel. Under such timesharing agreements, Messrs. Altman and Schlosstein must reimburse Evercore for the maximum amount of reimbursement allowed by applicable Federal Aviation Administration rules (this reimbursement amount includes enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning, and an additional amount equal to 100% of fuel costs). For 2015, Messrs. Altman and Schlosstein reimbursed Evercore $334,245 and $80,555, respectively, for their personal use of the aircraft. In addition, our Executive Chairman or CEO may invite family members or guests on a business flight without charge to him for these additional passengers, and, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without such change in destination being treated as an incremental cost.

Evercore calculated the aggregate incremental cost to Evercore for Messrs. Altman’s and Schlosstein’s personal use of the aircraft in 2015 by calculating the direct costs associated with personal flights (including, but not limited to, fuel, crew travel expenses, landing fees, flight planning, and hourly engine and parts maintenance program charges, as well as similar charges associated with “deadhead” or positioning flights in connection with personal flights). From this, it deducted the amount reimbursed by Messrs. Altman and Schlosstein under the timesharing arrangements. Excluded from the calculation of aggregate incremental costs are (i) fixed costs, which do not change based on usage, including, but not limited to, lease payments, management fees and insurance; and (ii) carriage of family members or guests on a business flight by the executive (since the carriage of such additional person is a benefit to the executive but does not add appreciably to the costs to Evercore for such flight). Based on this methodology, the amount reimbursed by each of Messrs. Altman and Schlosstein exceeded the aggregate incremental costs associated with their respective personal use of the aircraft.

Family Relationships

Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of ours and was paid $529,196 in 2015 compensation, which includes the grant date value of equity awards granted to him. He also participates in investment opportunities available to other similarly situated employees.

Transactions with Mizuho

On November 10, 2015 Mizuho Bank, Ltd. (formerly known as Mizuho Corporate Bank, Ltd.) (“Mizuho”) exercised in full an outstanding warrant to purchase 5,454,545 shares of Class A common stock at $22.00 per share (the “Warrant”) from us. The Warrant was initially issued to Mizuho pursuant to a purchase agreement under which Mizuho also purchased from us $120,000,000 of 5.20% Senior Notes due 2020 (the “Notes”). The exercise price under the Warrant was paid by surrender of the entire issue of the Notes and payment of approximately $11 million in cash.

Of the 5,454,545 shares of Class A common stock issuable upon exercise of the Warrant, 3,100,000 shares were sold to the public in an underwritten public offering, and we purchased from the underwriters the remaining 2,354,545 shares of Class A common stock, referred to as the “Share Repurchase,” at a price per share equal to the price paid by the underwriters to Mizuho.

On November 2, 2015, we entered into a senior credit facility with the New York branch of Mizuho pursuant to which we borrowed, concurrently with the closing of the offering, $120 million in a new term loan (the “New Loan”). The principal amount of the New Loan was subject to annual amortization of principal beginning in the second year, with the final payment of all amounts outstanding, plus accrued interest, being due five years after the closing date of the New Loan. The New Loan bore interest at LIBOR or a base rate (at our election) plus an applicable margin (determined according to a leverage-based pricing grid), and was guaranteed by certain of our material domestic subsidiaries. We used the proceeds of the New Loan, together with the cash portion of the exercise price of the Warrant, to fund the Share Repurchase. On

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March 30, 2016, Evercore repaid the New Loan in full using the proceeds of a private placement of notes.

Mizuho, Mizuho Securities Co., Ltd., and Evercore also revised the alliance between their advisory businesses to include geographies globally and extend for an additional three-year term, with automatic one-year renewals thereafter.

Transactions with Other 5% Stockholders

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, BlackRock Inc., Standard Life Investments Ltd., Wellington Management Group LLP and Wells Fargo & Company are each clients of our Institutional Equities business, and BlackRock is a client of Evercore Trust Company and an investor in EMP II. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

Ordinary Course Transaction Between Evercore and Executive Officers and Directors

From time to time, certain executive officers, directors and other affiliates of Evercore, their family members, and related business organizations or charitable foundations may utilize Evercore’s services as customers in the ordinary course of our business, such as by holding investments in various Evercore Wealth Management investment vehicles or accounts or by purchasing research services from our equity sales, trading and research business, Evercore ISI. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers. For certain types of products and services offered by

Evercore Wealth Management, our executive officers and other affiliates of Evercore may receive discounts that are available to our employees generally.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the Investor Relations link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which Evercore is a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement,” “—Registration Rights Agreements,” “—Relationship with Our Private Equity Funds” and “—Evercore LP Partnership Agreement,” which were undertaken prior to the adoption of the policy.

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CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Evercore that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the Investor Relations link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer and any other significant change in the director’s principal professional occupation or roles and responsibilities and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

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Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, de Saint Phalle, Hessler, Millard, Overlock and Wheeler and Ms. Harris is independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of STB and Ms. Harris was formerly a partner at STB, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that in 2015 payments from us to STB were less than 1% of STB’s revenues. In connection with Mr. Beattie, it was also noted that STB’s partnership income attributed to payments from us in 2015 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that Ms. Harris has not been an STB partner since 1998 and has never represented us or any of our affiliates. The Board also considered the fact that Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of Evercore.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman and Schlosstein are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 20, 2016 and the number of in-person and telephonic meetings held by each of those committees during 2015:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie	—	—	—
Francois de Saint Phalle	X	X	X
Gail B. Harris	X	—	Chair
Curt Hessler	Chair	X	—
Robert B. Millard	—	Chair	X
Willard J. Overlock, Jr.	X	X	—
William J. Wheeler	X	—	X
2015 Meetings	7	6	3

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm.

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Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Messrs. Hessler and Wheeler qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that each has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Hessler’s qualification based on, among other things, his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his experience as a director, and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group. The Board reached its conclusion as to Mr. Wheeler’s qualification based on, among other things, his experience as chief financial officer at a large multi-national public company, his executive leadership experience and his experience with financial institutions.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” and “Compensation of our Named Executive Officers.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, each of Messrs. de Saint Phalle, Hessler, Millard and Overlock served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal 2015 was an employee or officer or former employee or officer of the Company or had any interest in a transaction requiring disclosure under Item 404 of Regulation S-K during fiscal 2015. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the

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consideration of diversity in identifying director nominees. From time to time, the Nominating and Corporate Governance Committee and the Board have engaged a third-party search firm to assist in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2015, our Board held five formal meetings, and our Board’s standing committees held a total of 16 meetings (seven Audit Committee, six Compensation Committee and three Nominating and Corporate Governance Committee meetings). Each of our directors attended at least 75% of the combined total number of Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. Information on our incumbent directors’ attendance at our 2015 Annual Meeting of Stockholders is available on our website at www.evercore.com under the Investor Relations link.

Role of the Office of Chairman of our Board

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. However, with the appointment of Mr. Schlosstein to the position of CEO in 2009 and Mr. Altman’s continued active involvement in our business, we felt it was appropriate to split the roles of Office of Chairman of the Board, which is currently held by Mr. Altman, and the role of CEO, which is currently held by Mr. Schlosstein. This division allowed us to recruit Mr. Schlosstein as our CEO, while simultaneously maintaining an appropriately influential role for Mr. Altman, our founder. In choosing to relinquish his duties as CEO to Mr. Schlosstein, Mr. Altman has enabled our operations to continue to be led by a highly experienced and talented executive, and Mr. Altman is now able to devote more of his own energies to building and sustaining key business relationships. Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. The Board is satisfied that its current structure and processes are appropriate.

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Executive Sessions and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2015. In order to facilitate communications among non-management directors on the one hand and management on the other hand and to preside over executive sessions, Ms. Harris was selected to serve as the lead director.

Oversight of Risk Management

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board, our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors. Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department and our compliance department to monitor and manage risk. The CFO and our General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Stockholder Engagement

We are committed to having an open dialogue, and we proactively engage with stockholders in discussions regarding our objectives. We view an open dialogue with our stockholders as a valuable tool that allows us to better appreciate our stockholders’ perspective. Our senior management frequently meets face-to-face and communicates telephonically with our stockholders. We carefully consider the feedback we receive from our stockholders in meetings and through other communications. We also participate in investor conferences, and we make investor presentations available on our website at www.evercore.com under the Investor Relations link.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

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Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting or auditing matters. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting, will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

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DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. In 2009, the Board revised its director compensation policies, which provide for non-management directors to receive a one-time award of RSUs with a value of $50,000 upon initial appointment to the Board, which vest on the second anniversary of the grant date. Our policy was also to provide for an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or 50% in cash and 50% in shares of Class A common stock. It was also our policy to provide the chair of the Audit Committee an additional annual cash retainer of $10,000 and to provide each of our non-management directors an annual grant of RSUs with a value of $40,000 which vest on the first anniversary of the grant date. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

For 2015, we granted 6,641 RSUs under the 2006 Plan to our non-management directors, which consisted of 804 RSUs for each non-management director on June 8, 2015 in connection with the annual grant to our directors, and a one-time award of 1,013 RSUs for Mr. Wheeler upon his initial appointment to the Board on February 2, 2015, all of which were unvested as of December 31, 2015. The following table provides summary information concerning the compensation of our non-management directors for services rendered to us during 2015.

Director Compensation in 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard I. Beattie	70,000	41,185	111,185
Francois de Saint Phalle	70,000	41,185	111,185
Gail B. Harris	70,000	41,185	111,185
Curt Hessler	80,000	41,185	121,185
Robert B. Millard	70,000	41,185	111,185
Willard J. Overlock, Jr.	70,000	41,185	111,185
William J. Wheeler(2)	63,671	92,640	156,311

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2015, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on June 1, 2015. As of December 31, 2015, Mr. Overlock owned 1,858 unvested RSUs, Mr. Wheeler owned 1,817 unvested RSUs and each of Messrs. Beattie, de Saint Phalle, Hessler and Millard and Ms. Harris owned 804 unvested RSUs.

(2)	Mr. Wheeler joined the Board on February 2, 2015. The amount of the annual cash retainer paid to Mr. Wheeler in 2015 was prorated to reflect his partial year of service in 2015.

In early 2016, we conducted a review of the compensation paid to our non-employee directors. Based on this review and given the large growth in size and complexity of the Company since 2009, our Board decided that in conjunction with being elected to the Board at this year’s annual meeting of stockholders, non-management directors should receive an increase in the annual retainer to $90,000 (up from $70,000), and an increase in the annual RSU grant to $90,000 (up from $40,000). The annual retainer remains payable either 100% in cash or 50% in cash and 50% in common stock, at the director’s

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option, and the RSUs continue to vest on the first anniversary of the grant date. In addition, the Board increased the supplemental cash retainer for the chair of the Audit Committee to $20,000 (up from $10,000) and determined to pay a supplemental cash retainer of $20,000 to the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee. The Board believes that this payment structure is more consistent with the compensation practices of our direct peers and similarly situated companies, including the provision of a more even split between cash and equity compensation.

Our Board has also adopted equity ownership guidelines that prohibit a non-management director from selling or donating Company shares unless, after such sale or donation, he or she owns shares of Class A common stock, including vested RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual cash retainer. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances. Based on the stock price as of the record date, all of our non-management directors have satisfied the ownership thresholds established by these guidelines (other than our newest directors, Messrs. Overlock and Wheeler, who are still in the process of accumulating shares in an amount that satisfies the threshold).

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COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2015 are: Messrs. Schlosstein, Altman, Walsh, Sibbald and Aspe.

Compensation Discussion and Analysis

Performance Highlights. In setting NEO compensation for 2015, our independent Compensation Committee considered both the strategic and the adjusted pro forma financial accomplishments achieved in 2015. The following are highlights of the Company’s 2015 performance. Adjusted pro forma amounts are non-GAAP measures; see Annex A for a reconciliation to GAAP amounts.

●	Record Net Revenues: $1.216 billion on an adjusted pro forma basis, up 33% compared to 2014.

●	Record Net Income Attributable to Evercore Partners Inc.: $171 million on an adjusted pro forma basis, up 38% compared to 2014, or $3.23 per share, up 25% compared to 2014.

●	Successful Integration of ISI: We completed the first full year of operations of Evercore ISI, growing secondary and underwriting revenues and delivering full year operating margins of 19.0% for the business.
●	TSR: Our three-year and five-year total shareholder return of 91% and 79%, respectively, were each better than that of the S&P 500 Financials index and that of our most direct public competitors.

●	Return of Capital: We repurchased approximately 5.5 million shares(1) of Class A common stock and limited partnership units and interests of Evercore LP during the year. The combination of these repurchases, along with quarterly dividends of $0.28 per share (increased to $0.31 per share in the fourth quarter of 2015), resulted in a return of $334.5 million(1) of capital to stockholders in 2015, the highest amount for any year in our history.

(1)	Includes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

Compensation Highlights. Our pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of stockholders. In addition, we strive to manage executive compensation risk, for example through our equity ownership guidelines and by prohibiting hedging. The following are highlights of our 2015 NEO compensation structure, as determined by our independent Compensation Committee:

✓	No Change in Base Salaries. Base salary, which represents the only fixed portion of an NEO’s compensation, continues to represent a minority of total compensation. We have not increased base salaries for our NEOs since they joined us.

✓	Annual Incentive Compensation. The Compensation Committee determines the level and composition of each NEO’s annual bonus based on Company and individual performance. For 2015, bonuses were generally paid 50% in cash and 50% in RSUs.
✓	Pay Changes Driven by Performance. Aggregate compensation (base salary and bonus) for our 2015 NEOs was up approximately 7% from that of our 2014 NEOs, while our financial results showed significantly greater improvements year over year, as articulated in the summary above.

✓	No Guaranteed Bonuses. We do not provide any guaranteed bonuses to any of our NEOs.

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✓	Equity-Based Compensation Included in Bonus. The Compensation Committee sets the bonus amount in its sole discretion, taking into account both corporate achievements and individual performance. The bonus amount is then allocated 50% in cash and 50% in RSUs. RSUs are not an additional form of compensation, but rather represent a portion of the earned bonus such that our employees are compensated for performance in cash as well as in equity to ensure ongoing alignment with the best interests of our stockholders.

✓	Four-Year Deferral. RSUs for the 2015 performance period are unvested and are delivered over four years. This deferral period is longer than the standard deferral period among our peers, and helps us to retain our NEOs and other key employees and to align their interests with stockholder interests.

✓	No Hedging. All employees, including our NEOs, are prohibited from hedging their equity securities. We believe this is a prudent risk management tool.
✓	Equity Ownership Guidelines for Executive Officers and Significant Equity Ownership by NEOs. As discussed further below, our NEOs hold significant amounts of equity in our Company, and in 2014 we adopted formal equity ownership guidelines for SMDs.

✓	Say on Pay. When we last held a non-binding, advisory stockholder vote on executive compensation, or say on pay, in 2014, our stockholders overwhelmingly approved our executive compensation program with over 95% of voted shares cast in favor of the say on pay proposal. We believe these results inherently reflect strong stockholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance. In this regard, we note that our program has not changed since then and has remained constant in its implementation methodology and fundamental philosophy.

As exemplified by our compensation practices in 2015, we have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time.

In addition, we have committed to our stockholders to use our repurchase program to offset dilution from equity compensation, which we proactively do on a regular basis, as exemplified by the number of shares of Class A common stock repurchased and number of shares underlying annual bonus equity awards and new hire awards granted for each of the last three years. See “Proposal 2—Approval of the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan” below for more information on our mitigation of the potentially dilutive aspects of equity-based compensation.

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance, and in turn continue to increase stockholder value. In addition, our program is designed to enable us to attract, retain and reward executives who contribute to our long-term success and sustainable growth in stockholder value. Unlike many other financial services firms, our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into restrictive covenant agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual and Company achievement.

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Linkage of Management and Stockholder Interests—Equity Ownership Guidelines

In 2014, our Compensation Committee adopted formal equity ownership guidelines applicable to all SMDs. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on trying to develop a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units and vested and unvested RSUs. The following chart sets forth the equity ownership guidelines for our SMDs.

Title/Position	Required Amount of Equity at Risk
CEO of the Company and Executive Chairman of the Company	500,000 shares

CEO of our European operations and CEO of our Mexican operations	100,000 shares

Other SMDs (including Executive Officers)

If over four years an SMD was granted at least 200,000 RSUs in the aggregate as part of annual bonuses (including the period prior to becoming an executive officer, if applicable, but excluding dividend equivalent RSUs)

50,000 shares

All other SMDs	Lesser of 50,000 shares or 50% of the number of RSUs that were granted as part of annual bonuses over the last four years (including the period prior to their becoming an SMD, if applicable, but excluding dividend equivalent RSUs)

How We Establish Compensation

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our NEOs. In establishing compensation for our NEOs, we take into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. We also take into account other economic relationships between the individual and us, including equity ownership.

Our CEO participates in discussions with the Compensation Committee and makes recommendations to the Committee regarding compensation of senior employees (except as to his own compensation), but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Mr. Altman has also continued to participate in discussions with, and make recommendations to, the Compensation

Committee regarding compensation of senior employees (except as to his own compensation). Mr. Altman does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Schlosstein and Altman participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

The Board’s Consideration of Stockholder Views on Our Compensation Program

Pursuant to the results of our non-binding stockholder vote in 2011 on the frequency of including say-on-pay on our annual meeting ballots, we put forth our say-on-pay votes on a triennial basis. We last held a non-binding, advisory stockholder vote on executive compensation, or say on pay, in 2014. Our stockholders overwhelmingly approved the executive compensation described in our 2014 Proxy Statement, with over 95% of voted shares cast

Evercore 2016 Proxy Statement	Page 37

in favor of the say on pay proposal. We believe these results inherently reflect strong stockholder support for our compensation structure, which is premised upon a foundation of paying for performance. In light of these results and feedback from stockholders through our ongoing outreach program, the Compensation Committee has maintained an executive compensation program based on pay-for-performance, and did not implement significant structural changes during 2014 or 2015. In 2014, we sought to strengthen the alignment of our executives and stockholders by establishing equity ownership guidelines, based in large part on stockholder feedback.

Consistent with the results of our non-binding, advisory vote in 2011 on the frequency of say on pay votes, our Board has adopted a policy of having the say on pay vote every three years. Therefore, we will again ask our stockholders to approve, on a non-binding, advisory basis, our executive compensation program in 2017. In addition, the frequency proposal is required to be resubmitted to stockholders every six years, and therefore it will be put before stockholders in 2017 as well.

Principal Components of Annual Executive Compensation

Over the last four years, the key components of our compensation program for NEOs have been base salary and annual incentive compensation (which has included both cash payments and deferred equity and deferred cash awards which are subject to vesting), each of which is described below. Any deferred awards (RSUs or deferred cash) with only time-based vesting provisions are granted as part of the total annual incentive compensation amount and not as a supplement to annual incentive compensation. Portions of the compensation for some of our NEOs for 2015 were determined in accordance with employment agreements. These agreements are described below under “—Employment Agreements and Equity Awards.”

A.	Base Salaries Have Remained Flat

Consistent with our pay-for-performance philosophy, the base salaries for our NEOs generally account for a minority of their total direct compensation. The base salaries of Messrs. Altman, Aspe and Sibbald are set by their respective employment agreements and are a fixed amount. The Compensation Committee originally established Mr. Schlosstein’s base salary in his employment agreement (the term of which ended in 2014) and Mr. Walsh’s base salary in his offer letter, which are the same as the base salaries then paid to substantially all our SMDs. Base salaries are reviewed annually by the Compensation Committee and may be increased in the discretion of the Compensation Committee, taking into account the Compensation Committee’s subjective evaluation of each executive’s performance, changes in the factors considered in establishing initial base salaries, adjustments made to the base salaries of our broader employee population and such other factors as the Compensation Committee may deem relevant. However, in order to emphasize the incentive-based elements of our compensation program, we have not increased base salaries for any of our NEOs since they joined us.

B.	Annual Incentive Compensation is Performance Driven

Consistent with industry practice, the bonuses potentially payable to our NEOs account for the majority of their total compensation opportunities. For 2015, no bonus was guaranteed to any NEO. Rather, annual bonuses to NEOs are determined in the discretion of the Compensation Committee. Once the aggregate dollar amount is determined, taking into consideration both corporate achievements and individual contributions for the prior fiscal year, the bonus amount is allocated 50% in cash and 50% in equity for SMDs. The equity portion of the annual bonus historically has generally consisted of RSU grants and is awarded for services already provided and revenue already generated rather than for future potential performance.

1.	Discretionary Annual Bonuses Are Tied to Performance

In determining compensation for our NEOs, the Compensation Committee took into account our strong performance in 2015 and reviewed our adjusted financial results.

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Total Shareholder Return(1)

	Total Shareholder Return
	Three-Year	Five-Year
EVR	91%	79%
S&P 500 (Financials)	54%	64%
LAZ	66%	33%
GHL	(38)%	(57)%

(1)	Returns to investors are calculated for the three-year period from 1/1/2013 to 12/31/2015, and the five-year period from 1/1/2011 to 12/31/2015; the return assumes that dividends are reinvested.

Our three-year and five-year total shareholder return (“TSR”) of 91% and 79%, respectively, continued to demonstrate the long-term positive growth in our share price, in each case, outperforming the S&P 500 (Financials) and our most direct public competitors.

For 2015, none of our NEOs were subject to preset personal performance compensation arrangements. As noted above, the Compensation Committee reviewed the performance and NEO compensation data of certain financial institutions. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes only with a small fraction of these companies for employees and clients. These companies include Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, Greenhill, JPMorgan Chase, Lazard, Moelis & Company, Morgan Stanley and UBS, with Greenhill, Moelis and Lazard being our most direct public competitors. Competition among these companies for qualified personnel has historically been intense. The Compensation Committee has not set any specific metrics or targets relative to these competitors.

In evaluating the performance of and determining bonuses for our NEOs, in recognition of the importance of developing and maintaining client relationships that generate significant and potentially recurring fees, the Compensation Committee focused on, among other things, the revenues generated from client relationships originated or managed by our NEOs with client responsibilities. In particular, management reviewed the relative contributions of Messrs. Altman, Sibbald and Schlosstein in serving clients (primarily corporate Advisory clients). In addition, the Compensation Committee took into account our achievement of several strategic and financial accomplishments, as well as strategic and financial accomplishments associated with specific individuals, as further discussed below. In determining bonuses, the Compensation Committee also took into account a qualitative review of a variety of factors based on the role and responsibility of each NEO. These factors were viewed as a whole, with no single factor having a specified quantitative effect.

In addition to the general factors and analysis as outlined above, the Compensation Committee noted the factors identified for each NEO below, respectively:

Mr. Schlosstein: The Compensation Committee awarded Mr. Schlosstein a discretionary annual bonus with a value of $5.5 million for 2015 in recognition of his performance and the continued success of Evercore. In particular, the Compensation Committee recognized Mr. Schlosstein’s leadership, along with Mr. Altman, of many of our highly successful recruiting initiatives, which are critical for laying the groundwork for our future success, his key role in the integration of ISI and the restructuring of our relationship with Mizuho, and the overall impact of his leadership on the Company’s reputation for integrity and excellence. In addition, the Compensation Committee considered his significant contributions to client engagements, and his success in continuing to achieve strong financial performance, including revenue and profit growth as compared to our peers, and improved operating margins compared to 2014, both firm-wide and in Investment Banking.

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Mr. Altman: Mr. Altman received a discretionary annual bonus with a value of $8.5 million for 2015. In determining this amount, the Compensation Committee recognized his significant contribution to client engagements, which generated significant revenues, and his leadership, along with Mr. Schlosstein, of many of our highly successful recruiting initiatives, which are critical for laying the groundwork for our future success.

Mr. Walsh: Mr. Walsh was awarded a discretionary annual bonus with a value of $1.85 million for 2015. In determining Mr. Walsh’s bonus, the Compensation Committee took into account his contribution to the success of our business, including his role in the integration of ISI and the restructuring of our relationship with Mizuho. The Compensation Committee also considered his ongoing management and oversight of the operating and reputational risks of the business and his sustained focus on controlling the costs of operations.

Mr. Sibbald: Mr. Sibbald was awarded a discretionary annual bonus with a value of $5.12 million for 2015. In determining this amount, the Compensation Committee principally took into account revenues generated by Mr. Sibbald as a senior partner in the European Advisory business and his continued leadership of the U.K. Advisory business.

Mr. Aspe: Mr. Aspe was awarded a discretionary annual bonus with a value of $1.1 million for 2015. The Compensation Committee principally considered the operating results for Evercore Partners Mexico, which declined on a year-over-year basis in a challenging market for all of our businesses in Mexico.

The Compensation Committee also reviewed compensation awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Mr. Schlosstein, the bonus amounts payable to other NEOs, (b) for Messrs. Altman, Aspe, Sibbald and Schlosstein, the bonus amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Mr. Walsh, the bonus amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

2.	A Significant Portion of Annual Bonuses Is in the Form of Equity and Is Subject to Multi-Year Vesting

Consistent with past practice, the Compensation Committee decided to require that a large portion of 2015 incentive compensation for NEOs be subject to future service (that is, vesting) requirements. We refer to this portion of our NEO’s compensation as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). In 2015, NEOs received 50% of their annual bonuses as deferred compensation which was awarded in the form of RSUs (or, in the case of Mr. Aspe, as a deferred cash award), which vest over four years of continuous employment, subject to specified exceptions. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” for a discussion of the terms of these awards and the determination to give SMDs an opportunity to receive all or a portion of their annual bonus in deferred cash.

3.	Alternative Presentation of Annual Compensation

The following table is presented to show how the Compensation Committee viewed annual compensation for our NEOs for their 2015 performance, and includes base salary as well as year-end cash and equity bonus awards for 2015 performance, granted in February 2016. This table differs substantially from the Summary Compensation Table on page 44 and is not a substitute for that table. The Summary Compensation Table that appears on page 44 provides compensation information as required by SEC regulations, and therefore reflects for 2015 the grant date fair value of equity awards granted during the 2015 calendar year (that is, those awards granted in February 2015 for 2014 performance), while not including the equity awards granted in February 2016 for 2015 performance. Amounts in the following table are rounded to the nearest thousand.

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Name and Principal Position	Salary ($)	Current Cash Portion of Bonus ($)	RSU Portion of Bonus(1) ($)	Deferred Cash Portion of Bonus ($)	Total Annual Base Salary and Bonus ($)
Ralph L. Schlosstein
CEO and President
2015	500,000	2,750,000	2,750,000	—	6,000,000
2014	500,000	2,225,000	2,225,000	—	4,950,000
2013	500,000	2,125,000	2,125,000	—	4,750,000
Roger C. Altman
Executive Chairman
2015	500,000	4,250,000	4,250,000	—	9,000,000
2014	500,000	3,250,000	3,250,000	—	7,000,000
2013	500,000	2,000,000	2,000,000	—	4,500,000
Robert B. Walsh
CFO
2015	500,000	925,000	925,000	—	2,350,000
2014	500,000	750,000	1,000,000	—	2,250,000
2013	500,000	725,000	725,000	—	1,950,000
Andrew Sibbald(2)
CEO of Evercore Partners International
2015	400,000	2,559,881	2,559,881	—	5,519,762
2014	400,000	2,225,510	2,225,510	—	4,851,020
2013	400,000	920,000	920,000	—	2,240,000
Pedro Aspe
CEO of Evercore Partners Mexico(3)
2015	500,000	550,000	—	550,000	1,600,000
2014	500,000	1,650,000	1,650,000	—	3,800,000
2013	500,000	2,750,000	2,750,000	—	6,000,000

(1)	The grant date fair value of the RSUs granted in February 2016 in respect of 2015 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2016 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table. The grant date fair value will be computed in accordance with FASB ASC Topic 718 and will generally differ from the dollar value of the awards determined and approved by the Compensation Committee. See “—Process and Timing for Grants of Bonuses and Equity Awards” below for a further discussion on the terms associated with the bonus equity granted for 2015 performance.

(2)	The amounts related to Mr. Sibbald were paid in British pounds; however, Mr. Sibbald’s salary and bonus were calculated and approved by the Compensation Committee in U.S. dollars. Mr. Sibbald’s salary and 2013 bonus were converted at an exchange rate of £0.625 to U.S. $1.00. Mr. Sibbald’s 2014 Current Cash Portion of Bonus and RSU Portion of Bonus were converted at an exchange rate of £0.663 to U.S. $1.00. Mr. Sibbald’s 2015 Current Cash Portion of Bonus and RSU Portion of Bonus were converted at an exchange rate of £0.654 to U.S. $1.00.

(3)	In connection with a planned transition of leadership, Mr. Pedro Aspe resigned as Chief Executive Officer of Evercore Partners Mexico effective December 31, 2015, and ceased to serve as an executive officer of ours as of that date. Mr. Aspe remains an employee of Evercore Partners Mexico and Chairman of the board of Evercore Partners Mexico’s broker-dealer subsidiary, Evercore Casa de Bolsa, S.A. de C.V.

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4.	Use of Equity Awards for the CEO and the Inclusion of Performance-Based Vesting Terms

For 2015, our executive officers were granted awards under the 2006 Plan. Equity-based awards in the form of RSUs represent a substantial portion of our CEO’s annual total direct compensation. We believe that compensation in the form of RSUs helps to emphasize the importance of long-term performance (the RSUs that we grant are unvested and deliver over four years) to align the interests of employees and stockholders.

On two occasions we have granted special equity awards to our CEO, but in each such case these awards have been subject to performance vesting conditions based on achievement of stock price targets, as well as time-based vesting. These included: (1) a grant of 900,000 performance-based RSUs upon his commencement of employment with us in 2009 and (2) a special award of 50,000 performance-based RSUs in January 2013 in recognition of the continuous improvement in the financial performance of the Company during his term as CEO and to continue to incentivize his focus on the firm’s long-term interests. The 2009 grant has satisfied the stock price condition and vested in May 2014. The January 2013 grant has satisfied the stock price condition and will vest in January 2017 if Mr. Schlosstein is employed with us at such time. The January 2013 grant is reflected in the Summary Compensation Table and the Outstanding Equity Awards at 2015 Fiscal Year-End table and is described further under “Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein.” No such special award has been granted since January 2013.

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a severance that occurs after a change in control (including, for Mr. Altman, a payment to compensate them for excise taxes that could arise in such circumstances).

We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a public company, while also appropriately balancing incentives and providing certainty to our executives, and, for Mr. Altman, will make him whole in the case of any potential tax penalty in connection with a change of control.

In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Process and Timing for Grants of Bonuses and Equity Awards

The Compensation Committee determines and authorizes all annual bonus amounts (whether payable in cash, equity or other deferred compensation) to NEOs shortly after year-end, at or around the time the Board reviews the fourth quarter earnings release. The specific number of shares subject to equity awards for NEOs with respect to 2015 performance was determined by dividing the dollar value of awarded equity by the simple average of the high and low average share price during each day of the 10-trading-day period from February 3, 2016 through February 17, 2016.

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Assessment of Risk

Our compensation programs are designed not to encourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation that discourage inappropriate or excessive risk-taking:

✓	While bonuses to our Advisory business SMDs are generally determined with reference to Company financial performance, most of those SMDs hold equity stakes far in excess of annual bonus payments, which means the majority of their economic interests are aligned broadly with stockholders’ interests rather than with specific metrics. In 2014, our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs. See “—Linkage of Management and Stockholder Interests—Equity Ownership Guidelines” above for a description of these guidelines;

✓	Bonuses for NEOs are based on an overall review of a variety of factors, which removes any incentive an executive may have to incur risks in order to achieve specific benchmark metrics;

✓	A substantial portion of most bonuses is paid in equity and, in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

✓	Our RSUs, including those awarded as part of our annual bonus program, generally vest over four years, which encourages an appropriately long-term focus;
✓	Members of the Compensation Committee apply discretion in the establishment of the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

✓	Many of our investment management employees have interests in their individual business units, and thus are directly exposed to the risks inherent in their own decision-making; and

✓	We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a stockholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Tax and Accounting Considerations

The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee believes that retaining the ability to exercise discretion and the flexibility to attract, retain and motivate executives with a compensation program that aligns with our long-term business objectives, in many circumstances, outweighs the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, while the 2006 Plan and 2016 Plan provide for grants of awards intended to be treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Compensation Committee reserves the authority to award compensation that may not be fully deductible or deductible at all.

Evercore 2016 Proxy Statement	Page 43

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)		Stock Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
Ralph L. Schlosstein
CEO and President
2015	500,000	2,750,000		2,277,201		—	5,527,201
2014	500,000	2,225,000		2,121,078		—	4,846,078
2013	500,000	2,125,000		3,363,589	(3)	—	5,988,589
Roger C. Altman
Executive Chairman
2015	500,000	4,250,000		3,326,269		—	8,076,269
2014	500,000	3,250,000		1,996,331		—	5,746,331
2013	500,000	2,000,000		2,852,133		—	5,352,133
Robert B. Walsh
CFO
2015	500,000	925,000		1,023,488		—	2,448,488
2014	500,000	750,000		723,673		—	1,973,673
2013	500,000	725,000		686,351		—	1,911,351
Andrew Sibbald(4)
CEO of Evercore Partners International
2015	400,000	2,559,881		2,277,727		70,000	5,307,608
2014	400,000	2,225,510		918,339		70,000	3,613,849
2013	400,000	920,000		1,972,601		70,000	3,362,601
Pedro Aspe
CEO of Evercore Partners Mexico
2015	500,000	1,100,000	(5)	1,688,741		—	3,288,741
2014	500,000	1,650,000		2,744,921		—	4,894,921
2013	500,000	2,750,000		1,184,590		—	4,434,590

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the equity awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2015 performance were granted in 2016 and, therefore, in accordance with SEC rules, are not shown here. The amounts shown in this column for 2015 reflect the grant date fair value of equity awards granted in 2015 for 2014 performance. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date other than with respect to the special equity award of 50,000 unvested performance-based RSUs granted to Mr. Schlosstein in January 2013, which is discussed below in footnote 3. With respect to Mr. Schlosstein for 2013, the aggregate grant date fair value of $3,363,589 relates to the special equity award granted in January 2013 of 50,000 RSUs with a grant date fair value of $1,330,000 and 52,150 RSUs granted in February 2013 with respect to 2012 performance with a grant date fair value of $2,033,589.

(2)	All Other Compensation for 2015 consists of a £43,750 benefits-related contribution by us on behalf of Mr. Sibbald, which was paid in cash to Mr. Sibbald because he reached the lifetime cap on pension contributions. See footnote 4 below for a description of the rate and methodology used to convert this amount to dollars. The incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included. Each of our NEOs also received dividend equivalents RSU and restricted stock awards issued under the terms of previously granted equity awards. Consistent with SEC rules, the value of these dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. See “—Outstanding Equity Awards at 2015 Fiscal Year-End” for information on dividend equivalent awards held by our NEOs.

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(3)	The 2013 amount for Mr. Schlosstein includes a grant date fair value of $1,330,000 for the special equity award of market-based RSUs based on an independent valuation of the probable outcome of the market condition of such award, determined as of the grant date in accordance with FASB ASC Topic 718. If market conditions had not been associated with the award, the fair market value would have been determined using the daily average of the high and low prices of Evercore on the January 29, 2013 grant date and would have been $1,770,750.

(4)	The amounts related to Mr. Sibbald were paid in British pounds; however, Mr. Sibbald’s salary and bonus were calculated and approved in U.S. dollars. Mr. Sibbald’s salary and 2013 bonus and the contribution to a defined contribution plan made by us for the benefit of Mr. Sibbald were converted at an exchange rate of £0.625 to U.S. $1.00. Mr. Sibbald’s 2014 cash bonus was converted at an exchange rate of £0.663 to U.S. $1.00. Mr. Sibbald’s 2015 cash bonus was converted at an exchange rate of £0.654 to U.S. $1.00.

(5)	Represents Mr. Aspe’s 2015 annual cash bonus. The total annual cash bonus for 2015 granted to Mr. Aspe on February 18, 2016 was $1,100,000. Of this amount, $550,000 was paid on February 23, 2016. The remaining $550,000 of the bonus was in the form of a deferred cash award, which will vest in substantially equal annual installments over the next four years, subject to Mr. Aspe’s continued service with the Company. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” and “—Nonqualified Deferred Compensation for 2015” for further description of deferred cash awards.

Grants of Plan-Based Awards in 2015

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Ralph L. Schlosstein	2/18/2015	43,264	2,277,201
Roger C. Altman	2/18/2015	63,195	3,326,269
Robert B. Walsh	2/18/2015	19,445	1,023,488
Andrew Sibbald	2/18/2015	43,274	2,277,727
Pedro Aspe	2/18/2015	32,084	1,688,741

(1)	The amounts in the column under “Grant Date Fair Value of Stock Awards” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
Ralph L. Schlosstein	182,005	(2)	9,841,010
Roger C. Altman	168,153	(3)	9,092,033
Robert B. Walsh	45,528	(4)	2,461,699
Andrew Sibbald	92,555	(5)	5,004,449
Pedro Aspe	96,425	(6)	5,213,700

(1)	All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” below for a further discussion on the terms of the RSUs.

Evercore 2016 Proxy Statement	Page 45

(2)	This amount consists of 172,958 RSUs granted to Mr. Schlosstein and 9,047 dividend equivalent RSUs, as follows:

—	50,000 of the RSUs and 3,047 of the dividend equivalent RSUs vest on January 29, 2017, subject to his continuous employment through such date (or earlier, upon termination of Mr. Schlosstein’s employment without cause or due to his death or disability (as such terms are defined in Mr. Schlosstein’s RSU agreement)), if and to the extent our stock price has closed at or above $45 for 20 consecutive trading days. As of December 31, 2015, the stock price condition for the 50,000 shares had been satisfied. These RSUs are included in the numbers and market value of RSUs shown in the first two columns.
—	17,133 of the RSUs and 1,586 of the dividend equivalent RSUs vest on February 6, 2016.
—	7,181 of the RSUs and 669 of the dividend equivalent RSUs vest on February 15, 2016.
—	26,075 of the RSUs and 1,590 of the dividend equivalent RSUs vest in two substantially equal installments on February 4, 2016 and 2017.
—	29,305 of the RSUs and 1,212 of the dividend equivalent RSUs vest in three substantially equal installments on February 4, 2016, 2017 and 2018.
—	43,264 of the RSUs and 943 of the dividend equivalent RSUs vest in four substantially equal installments on February 4, 2016, 2017, 2018 and 2019.

(3)	This amount consists of 160,350 RSUs granted to Mr. Altman and 7,803 dividend equivalent RSUs, as follows:

—	23,129 of the RSUs and 2,140 of the dividend equivalent RSUs vest on February 6, 2016.
—	9,873 of the RSUs and 917 of the dividend equivalent RSUs vest on February 15, 2016.
—	36,571 of the RSUs and 2,229 of the dividend equivalent RSUs vest in two substantially equal installments on February 4, 2016 and 2017.
—	27,582 of the RSUs and 1,140 of the dividend equivalent RSUs vest in three substantially equal installments on February 4, 2016, 2017 and 2018.
—	63,195 of the RSUs and 1,377 of the dividend equivalent RSUs vest in four substantially equal installments on February 4, 2016, 2017, 2018 and 2019.

(4)	This amount consists of 43,642 RSUs granted to Mr. Walsh and 1,886 dividend equivalent RSUs, as follows:

—	5,397 of the RSUs and 505 of the dividend equivalent RSUs vest on February 6, 2016.
—	8,801 of the RSUs and 539 of the dividend equivalent RSUs vest in two substantially equal installments on February 4, 2016 and 2017.
—	9,999 of the RSUs and 417 of the dividend equivalent RSUs vest in three substantially equal installments on February 4, 2016, 2017 and 2018.
—	19,445 of the RSUs and 425 of the dividend equivalent RSUs vest in four substantially equal installments on February 4, 2016, 2017, 2018 and 2019.

(5)	This amount consists of 88,836 RSUs granted to Mr. Sibbald and 3,719 dividend equivalent RSUs, as follows:

—	7,581 RSUs and 705 dividend equivalent RSUs, which vest on February 6, 2016.
—	25,293 RSUs and 1,543 dividend equivalent RSUs, which vest in two substantially equal installments on February 4, 2016 and 2017.
—	12,688 RSUs and 528 dividend equivalent RSUs, which vest in three substantially equal installments on February 4, 2016, 2017 and 2018.
—	43,274 RSUs and 943 dividend equivalent RSUs, which vest in four substantially equal installments on February 4, 2016, 2017, 2018 and 2019.

(6)	This amount consists of 92,541 RSUs granted to Mr. Aspe and 3,884 dividend equivalent RSUs, as follows:

—	5,997 of the RSUs and 558 of the dividend equivalent RSUs vest on February 6, 2016.
—	1,347 of the RSUs and 130 of the dividend equivalent RSUs vest on February 15, 2016.
—	15,189 of the RSUs and 928 of the dividend equivalent RSUs vest in two substantially equal installments on February 4, 2016 and 2017.

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—	37,924 of the RSUs and 1,567 of the dividend equivalent RSUs vest in three substantially equal installments on February 4, 2016, 2017 and 2018.
—	32,084 of the RSUs and 701 of the dividend equivalent RSUs vest in four substantially equal installments on February 4, 2016, 2017, 2018 and 2019.

(7)	The market value is based upon the closing price of our Class A common stock on December 31, 2015 ($54.07).

Options Exercised and Stock Vested in 2015

Although we have had the authority to issue stock options since our IPO, we have not done

so. Accordingly, the below table is with respect to the vesting of RSUs, including dividend equivalent RSUs, and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Ralph Schlosstein	69,655	3,560,980
Roger C. Altman	89,807	4,590,691
Robert B. Walsh	17,688	897,866
Andrew Sibbald	113,452(2)	6,014,591
Pedro Aspe	32,984	1,676,673

(1)	The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date.
(2)	This includes 87,885 restricted shares of Class A common stock, including dividend equivalent shares, that Mr. Sibbald was awarded in accordance with the Lexicon Agreement and that vested and were delivered on June 30, 2015. The transfer restrictions on the restricted shares will be released on or before June 30, 2016.

Nonqualified Deferred Compensation for 2015

At the election of our NEOs, the portion of their annual bonuses that is not paid in current cash may be paid in the form of deferred cash rather than RSUs. This deferred cash represents a contractual, unsecured right to a payment in the future, upon satisfaction of service-based vesting conditions. The vesting schedule is substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and, for deferred cash awards granted in connection with 2011 bonuses, termination without cause. While the vesting schedule for deferred cash awards is substantially equal annual installments over four years, it reflects the fact that these awards are denominated in dollars rather than shares. Thus, 25% of the then-current account balance will become vested and will be delivered on the first anniversary of the grant date, 33% of the then-current account balance will become vested and will be delivered on the second anniversary of the grant date, 50% of the then-current account balance will become vested and will be delivered on the third anniversary of the grant date and 100% of the then-current account balance will become vested and will be delivered on the fourth anniversary of the grant date. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” below for a further description of the vesting schedule and acceleration of vesting of the deferred cash awards.

Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds selected by the executive from a list of funds established by us. Currently, the list of available funds is based on those available under our 401(k) plan. Executives have a limited opportunity to reallocate their deferred cash among the available funds from time to time.

Evercore 2016 Proxy Statement	Page 47

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Ralph Schlosstein	0	0	—	—	—
Roger C. Altman	0	0	—		—
Robert B. Walsh	0	0	216	29,144	0
Andrew Sibbald(5)	0	0	—	38,751	38,752
Pedro Aspe	0	0	2,588	83,586	61,878

(1)	There were no deferred cash awards granted to any of these executives for 2015 performance other than Mr. Aspe.

(2)	Amounts shown as earnings reflect gains and losses on hypothetical investments in one or more registered mutual funds.

(3)	Other than with respect to Mr. Sibbald, distributions of deferred cash occur within two and one-half months following the applicable vesting date. With respect to Mr. Sibbald, a distribution of deferred cash was paid out on April 27, 2015, with the remaining balance to be paid out in April 2016.

(4)	Of the amounts in this column, the deferred cash awards granted to Messrs. Sibbald, Walsh and Aspe of $77,503, $28,927 and $142,876, respectively, have been disclosed in the Summary Compensation Table in previous proxy statements of the Company.

(5)	With respect to Mr. Sibbald, amounts shown were converted at an exchange rate of £0.625 to U.S. $1.00.

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Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2015 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Equity Awards.” Mr. Aspe’s employment agreement was terminated as of December 31, 2015 in connection with his retirement from his former position (and as such the employment agreement does not apply for employment terminations after that date). The amounts shown in the table below with respect to Mr. Aspe assume, in accordance with SEC rules, that his employment terminated (and his agreement was in effect) on December 31, 2015. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have given the advance notice required for such qualifying retirement. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2015 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2015 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)	Accelerated Vesting of Equity Awards ($)	Accelerated Vesting of Deferred Cash Bonus ($)	Other ($)	Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
✓ Termination due to death or disability	—		8,500	(1)	—	9,092(2)	—	—	17,592
✓ Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	11,740	(3)	8,500	(1)	14(4)	9,092(2)	—	—	29,346
✓ Qualifying Termination within six months prior to or anytime following a change in control	17,610	(5)	8,500	(1)	21(6)	9,092(2)	—	13,594(7)	48,817
✓ Change in control (regardless of whether executive’s employment terminates)	—		—		—	9,092(2)	—	—	9,092
Ralph L. Schlosstein
✓ Termination due to death, disability or termination by us without “cause”	—		—		—	9,841(8)	—	—	9,841
✓ Change in control (regardless of whether executive’s employment terminates)	—		—		—	6,973(9)	—	—	6,973
Robert B. Walsh
✓ Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, termination by us without cause	—		—		—	2,462(10)	—	—	2,462
Andrew Sibbald
✓ Change in control (regardless of whether executive’s employment terminates), termination due to death or disability or termination by us without cause	—	(11)	—		—	5,004(12)	39(13)	—	5,043
Pedro Aspe
✓ Termination due to death or disability	—		1,100	(14)	—	5,214(15)	62(16)	—	6,376
✓ Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	8,422	(17)	1,100	(14)	50(18)	5,214(15)	62(16)	—	14,848
✓ Qualifying Termination within six months prior to or anytime following a change in control	12,633	(19)	1,100	(14)	75(20)	5,214(15)	62(16)	4,802(21)	23,886
✓ Change in control (regardless of whether executive’s employment terminates)	—		—		—	5,214(15)	62(16)	—	5,276

Evercore 2016 Proxy Statement	Page 49

(1)	This amount consists of Mr. Altman’s annual bonus for the 2015 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(2)	This amount represents the value of 168,153 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(3)	This amount is equal to two times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(5)	This amount is equal to three times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(7)	If payments or benefits provided to Mr. Altman in connection with a change in control result in an “excess parachute payment” excise tax being imposed on Mr. Altman, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to Mr. Altman in the event his employment is terminated by us without “cause” or by Mr. Altman for “good reason” on December 31, 2015, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.
(8)	This amount represents the value of 182,005 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(9)	This amount represents the value of 128,958 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(10)	This amount represents the value of 45,528 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(11)	Pursuant to his employment agreement, Mr. Sibbald is entitled to 6 months’ prior notice of a termination of employment. We may pay Mr. Sibbald his base compensation and provide other customary benefits in lieu of providing such notice. However, we have assumed for purposes of this table that Mr. Sibbald had been provided with notice of termination no later than June 30, 2015.
(12)	This amount represents the value of 92,555 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(13)	This amount represents the deferred cash portion of Mr. Sibbald’s 2011 annual bonus, as adjusted for earnings and losses.
(14)	This amount consists of Mr. Aspe’s annual bonus for the 2015 fiscal year; Mr. Aspe would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Aspe would have been paid in the form of a deferred cash award, subject to time-based vesting over a period of four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Aspe would have been paid the entire annual bonus in current cash with no deferred cash award subject to vesting.
(15)	This amount represents the value of 96,425 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2015 ($54.07).
(16)	This amount represents the deferred portion of Mr. Aspe’s 2011 annual bonus, as adjusted for earnings and losses.
(17)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of the Company in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP limited partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP limited partnership units directly or indirectly held by both Mr. Altman and Austin M. Beutner at the time of the IPO).
(18)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage. The amount is based on an exchange rate of 17.50 Mexican pesos to $1.00.
(19)	This amount is equal to three times the greater of: (a) the sum of (i) the executive’s base salary and (ii) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of the Company in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP limited partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP limited partnership units directly or indirectly held by both Messrs. Altman and Austin M. Beutner at the time of the IPO).
(20)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage. The amount is based on an exchange rate of 17.50 Mexican pesos to $1.00.
(21)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2015, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.

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Employment Agreements and Equity Awards

Employment Agreements with Messrs. Altman and Aspe

We have entered into substantially similar employment agreements with each of Messrs. Altman and Aspe (each, for purposes of summary of these two agreements only, an “Executive”). Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended. Pursuant to the terms of Mr. Aspe’s employment agreement, Mr. Aspe served as a SMD of Evercore LP and chief executive officer of Evercore Partners Mexico, for automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended. Mr. Aspe’s employment agreement was terminated as of December 31, 2015 in connection with his retirement from his former position (and as such the employment agreement does not apply for employment terminations after that date). The following description of his employment agreement relates to its terms and conditions as in effect during 2015.

Mr. Altman’s and Mr. Aspe’s employment agreement provides for an annual base salary of $500,000 and each Executive is entitled to an annual bonus as determined in the discretion of the Compensation Committee. According to their employment agreements, up to 50% of the annual bonus payable to the Executives may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate and subject to acceleration upon certain specified events as may be applicable to restricted securities issued in the same fiscal year to our other SMDs).

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the

Executive; (3) such employee benefits, if any, to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had the Executive’s employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If the Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by the Executive for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) in the case of Mr. Altman, the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year, or, in the case of Mr. Aspe, 50.42% of the average annual cash compensation payable to the CEO of the Company in the fiscal year preceding the year of termination; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had the Executive’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. The Executive would also be entitled to receive continued

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coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to the Executive are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of the employment agreements of Messrs. Altman and Aspe, “cause” means the occurrence of: (1) the Executive’s breach of a material obligation under the governing documents of our entities, (2) the Executive’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) the Executive’s perpetration of a fraud against us, (4) the Executive’s willful and continued failure to perform his duties to us or (5) any willful misconduct by the Executive which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the employment agreements of Messrs. Altman and Aspe, “good reason” means: (1) our failure to pay the Executive’s base salary and annual bonus (if such amounts become payable to the Executive), (2) any diminution in the Executive’s title or authority with us, (3) our failure to provide the Executive with the employee benefits or perquisites provided for in the employment agreement, or, for Mr. Altman, (4) the failure to re-elect him as a member of the Board.

In the event of a termination of an Executive’s employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

The Executives also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, each Executive is subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with the Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails on substantially all issues in dispute.

In addition, if payments or benefits provided to each of Messrs. Altman and Aspe under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Mr. Schlosstein’s employment agreement with us ended in accordance with its terms on May 21, 2014. Mr. Schlosstein continues to be employed by us as an at will employee.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months and only if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

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In addition, if a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Special Equity Award for Mr. Schlosstein

The Compensation Committee, on January 29, 2013, agreed to grant to Mr. Schlosstein, in accordance with and pursuant to the terms of the 2006 Plan, 50,000 RSUs, subject to a performance-based vesting condition (which has been met) and a time-based vesting condition, each as described below. Such grant was made pursuant to a separate award agreement.

In particular, since the performance-based vesting condition that the Company’s stock price close at or above $45 for 20 consecutive trading days has been met, the RSUs vest: (1) on the fourth anniversary of the grant date, provided that Mr. Schlosstein remains in continuous employment through such date; or (2) if prior to the fourth anniversary of the grant date, on the date Mr. Schlosstein’s employment terminates due to (a) termination by the Company without “cause” (as defined in the award agreement), (b) his death or (c) his “disability” (as defined in the 2006 Plan). Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. The RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate. RSUs not previously settled in shares of Class A common stock are subject to forfeiture in the event of a breach of certain restrictive covenants.

Schedule of Terms with Mr. Sibbald

In connection with the acquisition of Lexicon, we entered into a Schedule of Terms with Mr. Sibbald, effective August 19, 2011. Pursuant to such Schedule of Terms and related agreements, Mr. Sibbald became a member and CEO of Evercore Partners International.

Mr. Sibbald is entitled to take such monthly drawings as advised by the Executive Committee of Evercore Partners International, from time to time,

subject to a minimum monthly drawing of £20,833 (approximately $31,855, based on an exchange rate for 2015 of £0.654 to U.S. $1.00). The Executive Committee of Evercore Partners International is solely responsible in its absolute discretion for determining Mr. Sibbald’s share of the distributable cash of Evercore Partners International. Evercore Partners International will also pay 17.5% of his monthly drawing into a proposed pension plan selected by Mr. Sibbald, subject to tax limits that may apply from time to time, and provide death in service benefits equal to four times his annual drawings and other health and welfare benefits offered to other members.

Mr. Sibbald may elect to terminate his membership with or without “good reason” (as defined below) upon six months’ prior written notice to Evercore Partners International, and Evercore Partners International may terminate Mr. Sibbald’s membership without “cause” (as defined below) by providing six months’ prior written notice to him. Upon a termination, Evercore Partners International may elect to pay Mr. Sibbald in lieu of part or all of any notice. This payment will consist of Mr. Sibbald’s permitted drawings and other customary benefits as provided for in the Schedule of Terms. Evercore Partners International may terminate Mr. Sibbald’s membership for cause with no notice.

For purposes of Mr. Sibbald’s Schedule of Terms, “good reason” means the occurrence of (1) a reduction in Mr. Sibbald’s drawings or the other benefits provided for in his Schedule of Terms or a diminution in his title or status (such that he is no longer a SMD); (2) Mr. Sibbald’s dismissal, if the Executive Committee so determines, for not participating in a capital call in accordance with the Evercore Partners International Deed; (3) Mr. Sibbald’s removal from office as CEO of Evercore Partners International, or chairman of Evercore Partners International, or Executive Committee representative of Evercore Partners International without such removal having first been ratified by the Executive Committee; (4) a material, unremedied breach by Evercore Partners International or its corporate members of the terms of the Evercore Partners International Deed or Mr. Sibbald’s Schedule of Terms; (5) any other circumstances that, were Mr. Sibbald an employee of Evercore Partners International, would amount to a fundamental breach of his contract of employment;

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or (6) any other circumstance which a Queen’s Counsel of at least 25 years’ call who specializes in employment law confirms would have had a real prospect of success as a claim for dismissal for good reason had Mr. Sibbald been an employee of Evercore, Evercore Partners International or any of their respective affiliates; however, neither removal from any directorship of Evercore Partners International or any of its subsidiaries or from any regulatory office which Mr. Sibbald performs pursuant to certain rules or regulations, nor the making of any amendments to the terms and conditions of his benefits provided for in his Schedule of Terms to the extent required to comply with changes in all applicable law and regulation, would be deemed to be good reason.

In addition, for purposes of Mr. Sibbald’s Schedule of Terms, “cause” means the occurrence of (1) a material breach by Mr. Sibbald of his Schedule of Terms or the Evercore Partners International Deed or any other material breach by Mr. Sibbald of his duties; (2) Mr. Sibbald’s failure to pay over or refund to Evercore Partners International any money for which he is accountable to Evercore Partners International in excess of £5,000 (approximately $7,645, based on an exchange rate for 2015 of £0.654 to U.S. $1.00) within 14 days after being required in writing to do so by the executive committee; (3) Mr. Sibbald becoming subject to the bankruptcy laws or entering into any composition or arrangement with or for the benefit of his creditors; (4) Mr. Sibbald acting in any respect contrary to the good faith or goodwill which ought to be observed between members of Evercore Partners International or in a manner tending to bring Evercore Partners International into disrepute that, in any such case, has a material adverse effect on the business; (5) Mr. Sibbald being absent from the business for a material period of time on a material number of occasions; (6) Mr. Sibbald misusing confidential information in a manner that has a material adverse effect on the business; (7) Mr. Sibbald’s (a) conviction of an offense under any law or regulation relating to insider dealing or, through any act or omission on his part, breached or caused Evercore Partners International to breach any securities laws, or any rules or regulations to which Evercore Partners International is or may be bound, in a manner that has a material adverse effect on the business, (b) breach of the provisions of the Evercore Partners International compliance manual in a manner which has a material adverse effect on the business, (c) conviction of a criminal offense or being reasonably suspected by the CEO of the Company after having made all reasonable enquiries, of being guilty of fraud, theft, criminal damage or willful dishonesty, (d) abuse of alcohol in the course of conducting the business or while on the premises of Evercore Partners International or (e) assault on any person during the conduct of his duties or while on the premises of the Company, Evercore Partners International or any of their respective affiliates or any client of the Company, Evercore Partners International or any of their respective affiliates; (8) Mr. Sibbald committing arson of property or sabotage of machinery and/or materials which are on the premises of or belong to the Company, Evercore Partners International or any of their respective affiliates or any client of the Company, Evercore Partners International or any of their respective affiliates or any act or omission constituting unlawful discrimination (directly, indirectly or by association) on grounds of sex, race, disability, age, sexual orientation or religion or belief, or harassment on any of these grounds; (9) Mr. Sibbald giving false information on employment, health and previous experience relevant to his appointment as a member of Evercore Partners International; or (10) following receipt of a written warning from the CEO of the Company, Mr. Sibbald failing to remedy within 10 business days what the CEO of the Company and a super majority of the senior SMDs acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his fundamental obligation to commit time and effort to the performance of his duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his summary dismissal. This definition of “cause” is broader than the definition of “cause” under the Lexicon Agreement. See “Related Person Transactions and Other Information—Acquisition of Lexicon” above for an overview of the “cause” definition under the Lexicon Agreement.

If Mr. Sibbald’s service is terminated due to his death, permanent incapacity, being removed without cause (which includes constructive termination) or qualifying retirement, or if Mr. Sibbald terminates his service with Evercore Partners International in connection with our failure to provide Evercore Partners International sufficient regulatory capital, working capital or insurance

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coverage or another material breach of provisions of the Evercore Partners International Deed, then he would be deemed to be a “good leaver” and in all other circumstances, he would be deemed to be a “bad leaver.” If Mr. Sibbald is deemed to be a good leaver, he will be entitled to retain any unvested deferred compensation and if Evercore has also committed a material breach of the Evercore Partners International Deed, then he will be released from his post-membership restrictive covenant obligations.

Under the Schedule of Terms, Mr. Sibbald agreed to specified restrictive covenants. During his membership (including the six-month notice periods discussed above) and, until the vesting of all of the unvested restricted shares that Mr. Sibbald will receive in accordance with the Lexicon Agreement, for six months afterwards, Mr. Sibbald is subject to a covenant not to (1) compete with us, Evercore Partners International or any of our and Evercore Partners International’s respective affiliates and (2) solicit our or their employees, and certain actual and prospective clients, in each case, subject to specified exclusions. Notwithstanding the foregoing, in the event Mr. Sibbald elects to terminate the Schedule of Terms for good reason, he would no longer be subject to the notice requirements and restrictive covenants, if at the time of such termination there are no circumstances which would give Evercore Partners International grounds for his dismissal for cause.

Mr. Sibbald is also subject to standard confidentiality and proprietary information covenants set forth in the Schedule of Terms.

Evercore Equity Awards

Our RSUs vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate.

RSUs granted in connection with bonuses will continue to be paid (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives one year’s advanced notice of his or her decision to retire and, at the time of retirement, (a) is at least 55 years old and has completed at least five years of continuous service with the Company and (b) his or her age plus years of service exceeds 65 (70 in the case of 2009 and 2010 bonuses). If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar.

In order to avoid granting RSUs in excess of our available shares, we gave SMDs the opportunity to receive all, or a portion, of their deferred compensation in the form of deferred cash awards. No NEOs other than Mr. Aspe received deferred cash awards for 2015. If instead we had granted RSUs but reserved the ability to cash-settle them, this could potentially result in unpredictable compensation charges, as the cost reported for our

Evercore 2016 Proxy Statement	Page 55

equity awards would be tied to the price of our stock and would change as the price fluctuates. Instead, deferred cash awards offered track a hypothetical investment in one or a combination of mutual funds. These deferred compensation amounts are not segregated funds, but instead are merely maintained as bookkeeping accounts and are unsecured obligations of the Company. The obligations are purely contractual and SMDs will only have rights of unsecured general creditors of the Company. The vesting schedule for these deferred cash awards is designed to mirror the four-year pro rata vesting schedule of RSUs, including the accelerated vesting provisions, but reflect the fact that these awards are denominated in dollars rather than shares. Thus, 25% of the then-current account balance will become vested and will be delivered on the first anniversary of the grant date, 33% of the then-current account balance will become vested and will be delivered on the second anniversary of the grant date, 50% of the then-current account balance will become vested and will be delivered on the third anniversary of the grant date and 100% of the then-current account balance will become vested and will be delivered on the fourth anniversary of the grant date. As the value of these investments rises and falls, we are required to show these changes in our financial statements. However, to reduce funding risk associated with the changing values of these obligations, we have and will continue to make a mirrored investment in the underlying mutual funds to offset these obligations. While this reduces our financial risk, unfortunately, making these investments reduces the amount of funds available for stock buybacks.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Robert B. Millard, Chairman

Francois de Saint Phalle

Curt Hessler

Willard J. Overlock, Jr.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2016, information regarding the beneficial ownership of Evercore LP limited partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus, the 5,628 shares of our Class A common stock that will be delivered in respect of RSUs that will vest within 60 days of April 20, 2016 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such shares, but are not deemed outstanding for calculating the percentage of any other person. Similarly, with respect to Mr. Hyman, the 889,208 shares of our Class A common stock underlying his currently exchangeable Class E units are deemed outstanding for calculating the percentage of outstanding shares for the calculation of all directors and executive officers as a group, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 39,678,957 shares of our Class A common stock issued and outstanding and (2) 4,189,348 votes associated with Class B common stock and Evercore LP Class A limited partnership units outstanding, excluding general partnership units held by the Company, in each case, as of April 20, 2016. All holders of Evercore LP Class A limited partnership units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore, 55 East 52nd Street, 38th floor, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Evercore Class A LP Limited Partnership Units Beneficially Owned†		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Evercore Class A LP Units	Percentage of Evercore Class A LP Units	Number of Shares of Class B Common Stock Beneficially Owned††	Total Combined Voting Power of Evercore Partners Inc.
Principal Stockholders

5% Stockholders
BlackRock, Inc.(1)	3,619,575	9.1%	—	—	—	8.3%
Standard Life Investments Ltd.(2)	2,964,532	7.5%	—	—	—	6.8%
The Vanguard Group(3)	2,714,263	6.8%	—	—	—	6.2%
Wells Fargo & Company(4)	2,561,487	6.5%	—	—	—	5.8%
Wellington Management Group LLP(5)	1,995,017	5.0%	—	—	—	4.5%

Directors
Roger Altman(6)	159,557	*	1,072,320	25.6%	2	2.8%
Richard I. Beattie(7)	25,647	*	—	—	—	*
Francois de Saint Phalle(7)	61,325	*	—	—	—	*
Gail B. Harris(7)	40,953	*	—	—	—	*
Curt Hessler(7)	16,325	*	—	—	—	*
Robert Millard(7)	41,567	*	—	—	—	*
Willard J. Overlock, Jr.(8)	804	*	—	—	—	*
Ralph L. Schlosstein(9)	435,265	1.1%	1,391,466	33.2%	2	4.2%
William J. Wheeler(10)	804	*	—	—	—	*

Named Executive Officers who are not Directors
Pedro Aspe(11)	268,650	*	1	*	1	*
Andrew Sibbald(12)	86,280	*	—	—	—	*
Robert Walsh(13)	89,255	*	—	—	—	*

Directors and Executive Officers as a Group (15 Persons)(14)	1,893,610	4.7%	2,542,544	60.7%	5	9.9%

*	Less than 1%.

(†)

The Class A limited partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of

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Class A limited partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(††)	Each holder of Class B common stock, as such, is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Evercore LP Class A limited partnership unit held by such holder.

(1)	Based on information set forth in the Schedule 13G/A, dated January 26, 2016 (the “BlackRock 13G/A”), filed with the SEC by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055. According to the BlackRock 13G/A, BlackRock has sole voting power over 3,532,125 shares and sole dispositive power over 3,619,575 shares.

(2)	Based on information set forth in the Schedule 13G/A, dated February 16, 2016 (the “Standard Life 13G/A”), filed with the SEC by Standard Life Investments Ltd. The address of Standard Life Investments Ltd. is One George Street, Edinburgh EH2 2LL, United Kingdom. According to the Standard Life 13G/A, Standard Life Investments Ltd. has sole voting and dispositive power over 2,964,532 shares.

(3)	Based on information set forth in the Schedule 13G/A, dated February 10, 2016 (the “Vanguard 13G/A”), filed with the SEC by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13G/A, Vanguard has sole voting power over 78,289 shares, shared voting power over 2,100 shares, sole dispositive power over 2,635,974 shares and shared dispositive power over 78,289 shares.

(4)	Based on information set forth in the Schedule 13G, dated January 29, 2016 (the “Wells Fargo 13G”), filed with the SEC by Wells Fargo & Company (“Wells Fargo”). The address of Wells Fargo is 400 Montgomery Street, San Francisco, CA 94104. According to the Wells Fargo 13G, Wells Fargo has sole voting power over 10,682 shares, shared voting power over 2,042,126 shares, sole dispositive power over 10,682 shares and shared dispositive power over 2,550,707 shares.

(5)	Based on information set forth in the Schedule 13G, dated February 16, 2016 (the “Wellington 13G”), filed with the SEC by Wellington Management Group LLP (“Wellington”). The address of Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. According to the Wellington 13G, Wellington has shared voting power over 1,879,724 shares and shared dispositive power over 1,955,017 shares.

(6)	Some of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 181,189 unvested RSUs granted to Mr. Altman under the 2006 Plan.

(7)	Includes 804 unvested RSUs granted to each non-management director as director compensation that will vest within 60 days of April 20, 2016.

(8)	Includes 804 unvested RSUs granted to Mr. Overlock as director compensation that will vest within 60 days of April 20, 2016. Does not include a one-time award of 1,054 unvested RSUs granted to Mr. Overlock upon his initial appointment to the Board on October 20, 2014, which vests on October 20, 2016.

(9)	463,822 of the 1,391,466 Evercore LP limited partnership units reflected in the table above are held in trust for the benefit of Mr. Schlosstein’s family and as to which Mr. Schlosstein has voting and/or investment power. Mr. Schlosstein disclaims beneficial ownership of these limited partnership units. Includes 405,000 shares of Class A common stock pledged as security by Mr. Schlosstein. Does not include 181,714 unvested RSUs granted to Mr. Schlosstein under the 2006 Plan.

(10)	Includes 804 unvested RSUs granted to Mr. Wheeler as director compensation that will vest within 60 days of April 20, 2016. Does not include a one-time award of 1,013 unvested RSUs granted to Mr. Wheeler upon his initial appointment to the Board on February 2, 2015, which vests on February 2, 2017.

(11)	Does not include 69,106 Evercore LP limited partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or investment power, that are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. Does not include 59,327 unvested RSUs granted to Mr. Aspe under the Company’s Plan.

(12)	Does not include 112,162 unvested RSUs granted to Mr. Sibbald under the 2006 Plan or 87,885 vested restricted shares of Class A common stock granted to Mr. Sibbald in accordance with the Lexicon Agreement. See “Related Person Transactions and Other Information—Acquisition of Lexicon.”

(13)	Does not include 47,071 unvested RSUs granted to Mr. Walsh under the 2006 Plan.

(14)	Includes 889,208 shares of Class A common stock that may be received by Mr. Hyman upon exchange of currently exchangeable Class E limited partnership units held by him through two corporations that he controls, ISI Holding, Inc. and ISI Holding II, Inc. ISI Holding, Inc. holds a total of 1,358,136 Class E Units (of which 886,362 are currently exchangeable), and also holds 357,404 Class G interests and 2,037,203 Class H interests of Evercore LP. ISI Holding II, Inc. holds a total of 4,360 Class E Units (of which 2,846 are currently exchangeable), and also holds 1,147 Class G interests and 6,540 Class H interests of Evercore LP.

Evercore 2016 Proxy Statement	Page 59

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2016 EVERCORE PARTNERS INC. STOCK INCENTIVE PLAN

The Board, based on the recommendation of the Compensation Committee, has unanimously adopted the 2016 Plan, in the form attached hereto as Annex B, subject to the approval of the stockholders at the Annual Meeting. The 2016 Plan would replace the 2006 Plan, which expires in 2016, and does not contain any substantive differences from the 2006 Plan, other than the number of shares available, the limit on non-employee director compensation and certain updates to individual annual grant limits. If the 2016 Plan is not approved by our stockholders, we will lose a critical tool for recruiting, retaining and incentivizing our employees, increase our reported costs and introduce significant unpredictability into our earnings as explained further below.

The Board unanimously recommends a vote FOR approval of the 2016 Plan.

Summary

¡	We have substantially exhausted our equity plan reserve and are seeking stockholder approval for increasing the number of shares under our plan by 10 million shares.

¡	We believe that our prudent use of equity compensation has driven our historic success, and is necessary for continued success. Your approval of the 2016 Plan is necessary in order for us to continue our practice of granting equity compensation as a portion of our annual bonus payments.

	–	We are a people-based business and our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate high-caliber talent dedicated to our long-term growth and success. Equity compensation is a key part of our culture throughout our Company, not just at senior levels, and is critical for aligning the interests of our employees with those of our stockholders.

	–	We are prudent in our use of equity in that we do not have a practice of separately issuing additional annual discretionary equity grants. Annual bonus RSUs are delivered as a component of an employee’s annual incentive compensation amount (and are based on services already performed and, for award recipients who have client-facing responsibilities, revenue already generated rather than for future potential performance), and are not in addition to annual incentive compensation. Our bonus value is determined based upon corporate and individual performance during the fiscal year at hand, a portion of which is generally allocated in the form of equity (50% at the most senior levels), and this practice is applied throughout the ranks of the organization.

	–	Annual bonus related equity-based compensation is tied directly to contribution to the business, and not to seniority or role. Over the last 3 years, over 90% of equity awards were granted to employees other than our executive officers and over 90% were granted to employees with direct revenue-generating and client-facing responsibilities.

¡	We have assiduously worked to offset the potential dilutive effect of equity compensation issuances through our robust, ongoing, repurchase program.

	–	Our practice of repurchasing more shares than we issue for annual bonus and new hire equity awards protects our stockholders by essentially eliminating any dilutive effect of equity compensation issuances. This has resulted, as a practical matter, in a negative net share usage rate, taking into account repurchases.

–

In 2015 we had a record senior hiring year, and in 2014 we gained additional employees through the ISI acquisition, both of which contributed to higher than normal annual bonus equity awards for 2015. Despite that, the dilutive effect – including the usage for recruitment – was offset through repurchases.

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¡	Our executive compensation and performance are well aligned.

	–	Our SMDs are the primary source of revenue generation at Evercore, compensating them in equity incentivizes a strong commitment on their part to continue to drive stockholder value, and history has shown that revenue per SMD has increased over time.
	–	When we last held a non-binding, advisory stockholder vote on executive compensation, or say on pay, in 2014, our stockholders overwhelmingly approved our executive compensation program with over 95% of voted shares cast in favor of the say on pay proposal. We believe these results inherently reflect strong stockholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance. In this regard, we note that our program has not changed since then and has remained constant in its implementation methodology and fundamental philosophy.

¡	Traditional burn rate and dilution calculations do not take into account our people-based cost structure or our compensation and repurchase practices.

	–	In the past, proxy advisory firms have not taken into account in their calculations our practice of offsetting dilution through stock repurchases, overstating our burn rate and dilution, and have compared us to peers with significantly different cost structures and businesses.

¡	A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation, which reduces the alignment of interests between our employees and stockholders.

¡	Our increased commitment to use equity compensation prudently.

	–	We are mindful of the potential dilutive effect of equity awards. For 2013-2015, we committed to work to (1) offset the dilutive effect of our annual bonus equity awards through our stock repurchase program and (2) maintain our average three-year burn rate, reflecting both bonus equity awards and new hire awards, and taking into account vested Evercore LP partnership units, share repurchases and forfeitures (“net burn rate”), at or below 2.5%. As indicated in the charts below, we exceeded these commitments, with repurchases offsetting not just bonus equity awards over the three-year period, but also new hire awards, and an average net burn rate of -1.1%.
–

We are now strengthening these commitments. For 2016-2018 we commit to work to (1) offset the dilutive effect of our annual bonus equity awards through our stock repurchase program and to (2) maintain our average three-year net burn rate at or below 1.5%, subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives. Our goal, in fact, is to exceed these commitments just as we exceeded our 2013 commitments, and to repurchase more shares than we issue through both annual bonus and new hire equity awards over the 2016-2018 period.

	2013 Commitment		Three-Year Results	2016 Commitment
Dilution Offset Through Repurchases	Offset annual bonus equity	✓	Offset annual bonus equity in all three years (as well as new hire equity in 2 of 3 years)	Offset annual bonus equity (with a goal of also offsetting new hire equity)
Net Burn Rate	2.5%	✓	-1.1%	1.5%

Evercore 2016 Proxy Statement	Page 61

¡	Our stockholders have expressed support for our use of equity and stock repurchases to eliminate any dilutive effect of equity compensation issuances.

	–	We engaged with stockholders representing a significant amount of our shares on the topic of our equity compensation practices.
	–	Several stockholders recognize the need to make exceptions to “one size fits all” metrics when circumstances warrant. In our case, the primary drivers of this recognition stemmed from the fact that they (1) understand we are a human-capital business that uses equity much differently than more capital intensive firms, and that in such an environment investing in talent through equity is akin to capital expenditures for other companies; and (2) appreciate and endorse our use of stock repurchases to eliminate any dilutive effect of equity compensation issuances.

¡	The 2016 Plan carries forward from the 2006 Plan several prohibitions that are intended to protect stockholder interests and adds a limitation on compensation for non-employee directors.

–

The 2016 Plan authorizes the issuance of up to 10 million shares of common stock (plus the number of shares remaining available for future awards under the 2006 Plan), with no evergreen provision and no liberal share recycling. We anticipate that this authorization should be sufficient to cover the next two to three years. The 2016 Plan also provides for a separate annual limit of $500,000 on cash and equity compensation that may be paid to our non-employee directors.

Best Practices

¡	Our use of equity compensation, and our plan, incorporate other current best practices:

	X	No equity grants below fair market value	✓	Four-year deferred vesting of RSUs

	X	No repricing (or cash buybacks) of underwater stock options or stock appreciation rights	✓	Over 90% of all equity awards granted in the past three years were issued to employees other than our executive officers and over 90% were issued to employees with direct revenue-generating and client-facing responsibilities
	X	No “evergreen” provision
	X	No “reload” equity awards

	X	No “liberal share recycling”	✓	Equity ownership guidelines for executive officers

	X	Hedging of equity securities is prohibited	✓	Separate annual compensation limit of $500,000 for non-employee directors

Introduction

The 2016 Plan amends and restates the 2006 Plan, which expires by its terms on August 9, 2016. The 2016 Plan is substantively identical to the 2006 Plan, except for the number of authorized shares, the limit on non-employee director compensation and certain updates to individual annual grant limits.

Our stockholders last approved an increase to the number of shares under the plan in 2013, when we had 2.5 million shares remaining available for issue. At the time we told you that our equity compensation was a critical element of our growth strategy and that we needed 5.0 million additional shares to grow over the following two years. Since that time we have prudently and efficiently managed the resulting 7.5 million share pool under the 2006 Plan. Exceeding our stated expectations and even with the use of conservative share counting practices, these shares lasted around three years. After granting the Company’s annual equity awards in February 2016 for a portion of 2015 bonuses, we only had about 15,000 shares remaining under the 2006 Plan.

Without your approval of this proposal, we will not be able to grant the equity awards in future years that we believe are necessary to support annual bonuses and grants to new hires required to continue attracting and incentivizing our high-performing, revenue-generating and client-facing employees to achieve our objectives. We are a human-capital business and our revenue is directly tied to the number and quality of our people. While capital intensive companies may invest in plants, technology and research and development to grow their business, we invest in people, our main source of revenue generation. By using equity, we have been able to invest in the most talented and revenue-generating employees and to have cash available for share buybacks, offsetting the dilution of these equity awards and permitting us to return more than 100% of our earnings to our stockholders.

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As shown in the table below, the number of awards we have granted under the 2006 Plan as a percentage of our shares of common stock outstanding, taking into account vested Evercore LP Class A and Class E partnership units and forfeited shares, which is commonly referred to as the “burn rate,” averaged 5.6% over the last three years if calculated without taking into consideration share repurchases, but our net burn rate, calculated to reflect the offsetting effect of repurchases, was negative.

We believe that calculating the burn rate without regard to repurchases does not provide a meaningful metric for our company. In connection with the request for additional shares in 2013, we stated that we would work assiduously to mitigate the dilutive aspects of our equity compensation practices by offsetting the dilutive effect of annual bonus equity grants. We vastly exceeded our goal and, in fact, repurchased more shares than we have issued in connection with annual bonus and new hire equity awards combined. Our three-year average net burn rate under this calculation of -1.10% is far superior to the goal we set in 2013 of at or below 2.5%.

This time we commit to do even better by working to (1) offset the dilutive effect of our annual bonus equity awards over the next three years through our stock repurchase program and (2) maintain our average three-year net burn rate at or below 1.5%, subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives. Our goal, in fact, is to exceed these commitments just as we exceeded our 2013 commitments, and to repurchase more shares than we issue through both annual bonus and new hire equity awards over the 2016-2018 period.

As part of approving this Proxy Statement, our Board approved the repurchase of up to 7.5 million shares and limited partnership units or interests of Evercore LP from time to time to help us to, among other things, satisfy the above commitment. Furthermore, our Board has determined that, if the 2016 Plan is approved by stockholders at the Annual Meeting, and subject to all applicable legal requirements and conditions, it will authorize the repurchase of additional sufficient shares and limited partnership units or interests of Evercore LP from time to time to satisfy the above commitment.

If the 2016 Plan is approved by our stockholders, it will become immediately effective as of June 15, 2016, with 10 million shares available for future awards (plus the number of shares remaining available for future awards under the 2006 Plan). These shares may become available again under the 2016 Plan in connection with forfeited, lapsed or terminated awards during such period. We expect, based on historical and projected usage (see second table below), that, if the 2016 Plan is approved by our stockholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next two to three years based on our historical equity granting practices and our anticipated headcount growth.

The following table provides an overview of our grant history and burn rate calculation during the past three years, with and without the effect of stock repurchases.

(Shares in millions)	2013	2014	2015	Three-Year Average
RSU Grants:
Bonus Grants	2,196	1,872	2,415	2,161
New Hire Grants	202	200	297	233
Forfeitures	(60)	(158)	(167)	(128)

Net RSU Grants	2,338	1,914	2,545 (1)	2,266
Shares Repurchased	2,281	2,707	3,113 (2)	2,700

Net Issuance – Net RSU Grants less Shares Repurchased	57	(793)	(568)	(434)
Percentage of Net RSU Grants repurchased	98%	141%	122%	119%
Weighted Common Shares Outstanding and Vested Evercore LP Partnership Units	37,790	41,105	42,443	40,446
Burn Rate (Taking into account Weighted Common Shares Outstanding, Vested Evercore LP Partnership Units and Forfeitures)	6.2%	4.7%	6.0%	5.6%
Net Burn Rate (Also taking into account share repurchases)	0.2%	(1.9)%	(1.3%)	(1.1%)

Evercore 2016 Proxy Statement	Page 63

(1)	This amount reflects RSU grants only, and does not include the $38.6 million of deferred non-equity awards granted to certain SMDs in order to avoid issuing equity awards in excess of our authorized amount.
(2)	Excludes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

Anticipated Compensation Share Needs

In projecting the appropriate number of shares to request under the 2016 Plan, we assumed a constant amount of new hire equity as was granted in 2015 and a 15% increase in our bonus equity, which is slightly reduced from the most recent year but reflects a larger base of employees. Share price and dividends (upon which dividend equivalents or unvested RSUs in respect of dividends are granted) and forfeiture rates were kept constant to simplify the calculations and to limit variables. Based on these projections, we expect the 10 million shares requested under the 2016 Plan to last for the next two to three years.

We do not as a matter of course make public forecasts as to our grants of equity awards due to the unpredictability of the underlying assumptions and estimates, but have included the projections below to give our stockholders access to this information for purposes of evaluating the 2016 Plan. In evaluating these projections, the Board recognized the high variability inherent in these assumptions.

(share amounts in thousands)	Historical	Projected(1)
Equity Grants	2015	2016(4)	2017	2018	Total (2016–18)
Bonus Equity(2)	2,415	2,777	3,194	3,673	9,644
New Hire Equity	297	297	297	297	891
Forfeitures(3)	(167)	(167)	(192)	(220)	(653)

Net Equity Grants	2,545	2,907	3,299	3,750	9,956

(1)           Assumes a Bonus Equity growth rate of 15% and a constant stock price. A higher stock price at the time of grant would proportionately reduce the shares needed, and a lower stock price would proportionately increase the shares needed.

(2)           Includes annual Bonus Equity, dividend equivalent units (“DEUs”) and other compensation-related equity not related to hiring.

(3)           Forfeitures for projections are estimated as 6% of projected Bonus Equity.

(4)           2016 Bonus Equity includes 2,598 Bonus RSUs and 38 DEUs that have already been deducted from the share pool. In addition to the Bonus RSUs, $38.6 million was granted in deferred non-equity awards to certain SMDs. In determining the base deferral amount to project the Bonus RSUs to be granted in 2017, the total deferral value including the deferred cash was considered.

Note:  The inclusion of the projections above is intended to provide information on the basis for the Board’s decision-making process; it should not be regarded as an indication that these projections will be predictive of actual future outcomes, and the projections should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not factual and reflect numerous assumptions and estimates as to future events made by our management (including, but not limited to, those discussed below) that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and thus do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be materially different than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, and others described in our Annual Report on Form 10-K for the year ended December 31, 2015.

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The Board unanimously recommends that our stockholders vote to approve the 2016 Plan for the reasons discussed in “—Summary” and “—Introduction” above and for the reasons discussed below.

Recruitment and retention of senior talent has driven our strong growth.

We have generated consistent financial performance, a reflection of our strength, stability and diversity of the platform. For 2015, we reported GAAP Net Revenues of $1.223 billion and GAAP Net Income of $58 million. On a non-GAAP basis, our Adjusted Pro Forma Net Revenues, Adjusted EBITDA and Adjusted Pro Forma Net Income Attributable to Evercore Partners Inc. were $1.216 billion, $392 million and $171 million, respectively, which represented the seventh consecutive year of significant growth in net revenues and earnings on an adjusted pro forma basis. Our results are a testament to the investments made in the firm and its people, and the expanded capabilities to serve a growing client base around the globe.

A summary of our recent financial performance is illustrated in the following charts. GAAP Net Revenues for 2010, 2011, 2012, 2013, 2014 and 2015 were $376 million, $524 million, $642 million, $765 million, $916 million and $1.223 billion, respectively, resulting in a CAGR of 27%. GAAP Net Income from Continuing Operations for 2010, 2011, 2012, 2013, 2014 and 2015 was $20 million, $14 million, $39 million, $75 million, $107 million and $58 million, respectively, resulting in a CAGR of 23%. See Annex A for a reconciliation of non-GAAP amounts to GAAP amounts.

Historical Financial Performance
Adjusted Pro Forma Net Revenues	Adjusted EBITDA	Adjusted Pro Forma Net Income

2015 was a record year in Advisory SMD recruiting. We have demonstrated an ability to consistently attract and retain top advisory talent. We continue to broaden our Advisory practice with talented and effective SMDs, who are drawn to the opportunities offered by our independent platform. Recruited SMDs have primarily been sourced from bulge bracket firms, where they have established records of success. In addition to external hires, we have found success cultivating talent internally through promotions.

2015 represented a record year for us in terms of external recruiting and internal promotions. We recruited 10 Advisory SMDs and promoted six Advisory Managing Directors to SMDs.

Additionally, as of March 31, 2016, two Advisory SMDs had already joined the Company in 2016, bringing our total to 80 Advisory SMDs, more than double the number from 2008.

Our Advisory SMDs are among the top-producing bankers in the sector. During 2015, the productivity of Advisory SMDs reached a multi-year high of $12.7 million of revenue per Advisory SMD (using beginning of period SMD count), an increase of 16% from 2014 and the highest level among publicly listed independent advisory firms. The following charts show our Advisory SMD headcount progression through 2015 as well as the steadily rising revenue per Advisory SMD.

Evercore 2016 Proxy Statement	Page 65

Evercore Advisory SMDs(1)
Advisory SMD Headcount	Revenue per Advisory SMD

(1)	Pro Forma revenue per SMD including Lexicon; Lexicon revenues presented for fiscal years ending in March 31 of 2008 – 2010. Uses beginning of period SMD count; includes eight Lexicon SMDs for 2007 – 2009, nine SMDs in 2010 and seven SMDs in 2011.

Equity compensation aligns employee and stockholder interests.

We drive long-term value creation. Equity compensation is critical to aligning the interests of our employees with those of our stockholders. Our employees currently own approximately 34% of our equity on a fully diluted basis. By making equity a significant portion of our employees’ compensation, we are linking our employees’ compensation to the performance of the Company and their individual performance, and our employees are therefore motivated to conduct the business in a manner that produces superior return over the long-term. We grant equity awards in the form of RSUs that, in contrast to options, expose the award recipient to both the downside and the upside of our stock performance. We believe this, in part, has driven the long-term value we have created for our stockholders, as evidenced by our total shareholder return over the last five years, which has significantly outperformed the S&P 500 Financial Index and our most direct public competitors, as shown in the charts on page 39.

Equity-based compensation is crucial to our recruitment and retention strategy.

Equity-based compensation helps us to recruit top talent. Our recruitment, retention and motivation of SMDs have been crucial to our success and hinge on our ability to pay appropriate levels of compensation in the form of equity incentives. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to recruit, retain and motivate high-caliber talent dedicated to the Company’s long-term growth and success.

High performers receive more equity. The size of our annual incentive RSU awards is highly correlated to the revenue contribution of award recipients and such awards are generally subject to ratable vesting over four years. For many of our employees, annual bonus equity awards constitute the majority of their compensation. During the 2013-2015 period, over 90% of all annual bonus equity awards granted by us were issued to persons other than our executive officers. Similarly, over 90% of all annual bonus equity awards granted by us during that period were issued to persons with direct, client-facing and revenue-generating responsibilities. This further underscores that our compensation is tied directly to the contribution to the business, not seniority or role.

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We must be able to compete for top talent. The equity awards that we grant to new hires are generally included in two types: “replacement” awards and “new hire” awards. Replacement awards, as the name suggests, are designed to replace equity awards forfeited by the employee upon departure from his or her prior employer. These awards are generally sized to approximate the value of, and vest on the same schedule as, the forfeited awards. New hire awards effectively guarantee a floor level of compensation during the initial period of employment and are designed to mitigate temporarily the uncertainty associated with a senior banker’s decision to change firms. Generally, new hire awards vest ratably over three to four years. Both replacement and new hire awards are a commercial convention within our industry; without them, our lateral hiring efforts would cease to be successful. When we refer to “new hire” awards in this Proxy Statement, we generally mean both types of award.

As we have consistently invested in talent, expanded our service capabilities and extended our geographic reach, our share of the disclosed advisory fee pool has grown significantly over the last seven years. Over the past 10 years, we have grown our share of the overall advisory market (as defined by the publicly reported fee pool) over fivefold, rising from just 1.0% in 2005 to 5.1% in 2015.1 Furthermore, within the expanding independent investment banking advisory firm (“IAF”) landscape, our market share has risen as well. In 2015, our share among the public IAFs was over 20%,2 more than double the 2005 level of 9.0%.

Our strong market position allows us to compete against firms of all sizes, including the bulge bracket firms, for all types of advisory engagements including the industry’s largest deals. During 2015, we advised clients on two of the five largest U.S. M&A transactions announced.

Evercore’s Advisory Market Share[1]

In all cases, annual bonus equity awards are delivered as a component of the agreed upon compensation, and not in addition to that compensation. In other words, the amount of compensation always is determined first, with the mix of cash and annual bonus equity determined subsequently.

[1]	Total fee pool includes all advisory revenues from BAC (includes Merrill Lynch), BX/PJT, C, CS, DB, EVR, GHL, GS, HLI, JPM (includes Bear Stearns pre-acquisition), LAZ, MC, MS, PJC and UBS. 2015 data is based on actual Q4 2015 Company reports for all firms, except HLI for which FactSet’s consensus estimate has been used.
[2]	Independent Advisory firms included in the Independents fee pool are BX/PJT, EVR, GHL, HLI, LAZ and MC. 2015 data is based on actual Q4 2015 Company reports for all firms, except HLI for which FactSet’s consensus estimate has been used.

Evercore 2016 Proxy Statement	Page 67

We work diligently to mitigate the potentially dilutive aspects of equity-based compensation.

Stock repurchases have historically offset the dilutive effect of our use of equity-based bonus compensation. As shown below, over the past three years, we significantly increased our share repurchase activity, more than offsetting the dilutive effect of annual bonus and new hire equity awards. We repurchased approximately 3.1 million shares of Class A common stock and limited partnership units and interests of Evercore LP during 2015, more than offsetting the dilutive effects of annual bonus and new hire equity awards of 2.7 million shares. As part of approving this Proxy Statement, our Board approved the repurchase of up to 7.5 million shares and limited partnership units or interests of Evercore LP from time to time to help us to, among other things, satisfy the commitments described under “—Summary” and “—Introduction” above. Furthermore, our Board has determined that, if the 2016 Plan is approved by stockholders at the Annual Meeting, and subject to all applicable legal requirements and conditions, it will authorize the repurchase of additional sufficient shares and limited partnership units or interests of Evercore LP from time to time to satisfy these commitments.

(1)	Excludes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho’s exercise of its warrant to purchase 5.45 million shares of Class A common stock.

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A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation.

We could reduce the number of shares that we sought to use for compensatory awards by either reducing the absolute level of compensation paid to our employees or by substituting cash compensation for equity awards. We seek to deliver compensation at market competitive levels and at levels correlated with employee productivity. A material reduction in compensation would impair our ability to recruit, retain and motivate key employees, and would therefore threaten our future business prospects. If the 2016 Plan is not approved, we would likely be compelled to alter our compensation program to increase alternative deferred compensation programs or cash compensation in order to remain competitive, which we do not believe is as effective. In fact, as part of this year’s annual bonus process, we granted substantially all of our remaining shares reserved for equity-based compensation and, as a result, in lieu of RSUs, we granted $38.6 million of deferred non-equity awards to SMDs, which track the investment returns of a variety of index investments. The substitution of deferred cash for equity reduces the alignment of interests between employees and stockholders and reduces cash available for repurchases.

If we do not obtain stockholder approval of our equity plan, we will be forced to incur additional and potentially confusing changes to our financial results.

We have substantially exhausted our equity plan share reserve. If we, in the future, do not have sufficient shares available to satisfy our outstanding equity awards, we will be forced to settle them in cash, which would (i) reduce the amount of cash otherwise available for stock buybacks and (ii) potentially result in unpredictable compensation charges, as the cost reported for our equity awards would be tied to the price of our stock and would change as the price fluctuates. Eventually we would have to offer some alternative and relatively stockholder unfriendly form of incentive compensation. For instance, the substitution of deferred non-equity awards reduces the alignment of interests between employees and stockholders and reduces cash available for repurchases.

Repricing of options or stock appreciation rights is not permitted under the 2016 Plan.

The 2016 Plan guarantees that all options and stock appreciation rights are priced at no less than 100% of the fair market value of our Class A common stock on the grant date. Since repricing is prohibited, these prices remain unchanged regardless of changes in the price of our Class A common stock. Thus consistent with best practices, the 2016 Plan does not permit the repricing of “underwater” options and stock appreciation rights.

The requested number of shares to be authorized under the 2016 Plan is conservative.

We only request authorization for additional shares as necessary. The 2016 Plan does not contain an “evergreen” provision, under which new shares are automatically authorized each year. Instead, we must seek stockholder approval each time new shares are authorized under the plan.

By seeking authorization for only a limited number of shares on an as-needed basis, it requires stockholder approval more frequently and gives our stockholders greater input into how we compensate our employees.

The 2016 Plan does not permit liberal share recycling.

Consistent with best practices, we do not recycle shares withheld to satisfy taxes payable upon award settlement or otherwise engage in so-called “liberal share recycling” under the 2016 Plan. This means that the number of shares reserved for issuance under the plan is an accurate reflection of the size of the awards we actually issue and is not reduced to exclude the one-third or more of every award that may be withheld to pay taxes. An issuer that does not engage in liberal share recycling will most likely have share utilization that is higher than one that does (often higher by 50% or more, all else being equal).

Evercore 2016 Proxy Statement	Page 69

BURN RATE AND DILUTION CALCULATIONS

Traditional burn rate and dilution calculations do not take into account our people-based cost structure or our compensation and repurchase practices.

Proxy advisors and many stockholders recognize that certain elements of our structure and practices require changes to traditional burn rate and dilution calculations. For example, due to our “UPREIT” structure, proxy advisory firms include in their equity grant calculations Evercore LP partnership units, since Evercore LP Class A and Class E partnership units are convertible into common stock on a one-to-basis at the discretion of the holder, do not require the payment of a conversion or exercise price and receive the same dividend payout as common stock. When these partnership units are taken into account, the dilutive effect of the equity-based compensation grants declines.

However, the proxy advisory firms have generally not taken into account our practice of offsetting the dilutive effect of equity compensation grants through stock repurchases. Without taking repurchases (a corporate action our stockholders have overwhelmingly supported) into account in determining the dilutive effect of our equity grants, the calculations overstate our burn rate and dilution because, for purposes of the calculations, the total shares outstanding are reduced by stock buybacks, but the shares granted are not. The proxy advisory firms have also compared us to peers who have significantly different cost structures and businesses, and have used dilution measures that penalize us for having longer vesting periods and granting RSU awards, which we believe result in greater retention. Paying compensation with equity while using cash to repurchase stock puts us in the same economic position as, for example, a manufacturing company that uses its cash to pay compensation and other business costs, but gives us the added benefit of aligning employee and investor interests.

Burn Rate Calculation

See “—Introduction” above for an overview of our grant history and burn rate calculation during the past three years with and without the effect of stock repurchases.

Dilution Calculation

While we believe that burn rate, adjusted to take into account share repurchases, is the best measure of the dilutive effect of annual equity-based compensation, certain proxy advisors and stockholders focus on total potential equity awards that may be made under a plan, together with outstanding unvested awards, as a measure of dilution.

We do not believe this methodology accurately captures the dilutive effect of our annual equity-based compensation because it penalizes us for share repurchases (since share repurchases reduce the amount of the total shares and share equivalents). However, in the interest of completeness, below is a summary of the potential dilution associated with the 2016 Plan. The shares listed in the table are as of April 20, 2016.

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Share Allocation & Potential Dilution
Requested shares	10,000,000
Shares remaining available under the 2006 Plan as of April 20, 2016	13,110
Issued but unvested RSUs under the 2006 Plan	6,321,423

Total Potential Unvested Equity Awards	16,334,533

Class A shares outstanding	39,678,957
Class A limited partnership units outstanding	4,189,348
Evercore LP Class E limited partnership units vested and exchangeable	1,355,575
Unvested and transfer restricted Evercore LP Class E limited partnership units	992,599
Requested shares	10,000,000
Shares remaining available under the 2006 Plan as of April 20, 2016	13,110
Unvested RSUs	6,321,423

Total Shares and Share Equivalents	62,551,012

Potential Dilution from 2016 Plan	26.1%

Peer Comparison of Stock Compensation Expense, Burn Rate and Dilution

We believe that our prudent use of equity compensation is further evidenced by an analysis of our stock compensation costs as a percentage of various operating measures, as compared to those of our closest peers who have been public companies for an extended period – Greenhill and Lazard.

	Three-Year Average of Stock Compensation Expense:
	As a Percentage of Operating Cash Flow	As a Percentage of GAAP Net Revenue	Per Employee
Evercore	36%	9%	$75,000
Lazard	31%	10%	$89,000
Greenhill	54%	17%	$146,000

As discussed further above, we do not believe that the burn rate and dilution calculations, calculated without taking into account stock repurchases, are meaningful metrics for us on a standalone basis.

However, these metrics do demonstrate, on a comparative basis, that our equity compensation practices compare favorably with our peers.

	Full Dilution	Three-Year Average Burn Rate (not adjusted for repurchases)
Evercore	26.1%(1)	5.6%(4)
Lazard	26.1%(2)	4.3%(5)
Greenhill	31.4%(3)	4.6%(5)
(1)	Calculated as (i) the number of shares requested under the 2016 Plan (including all unvested RSUs and shares remaining under the 2006 Plan, as reported in this Proxy Statement), divided by (ii) the sum of (A) total shares and share equivalents as of the record date, as reported in this Proxy Statement and (B) the numerator as reflected in (i) above.
(2)	Calculated as (i) securities remaining available for future issuance under equity compensation plans (including securities to be issued upon exercise of outstanding options, warrants and rights), each as reported in the company’s 2015 10-K, divided by (ii) the sum of (A) shares outstanding as of December 31, 2015 as reported in the company’s 2015 10-K and (B) the numerator as reflected in (i) above.
(3)	Calculated as (i) securities remaining available for future issuance under equity compensation plans (including securities to be issued upon exercise of outstanding options, warrants and rights), each as reported in the company’s 2015 10-K, divided by (ii) the sum of (A) shares outstanding as of February 15, 2016 as reported in the company’s 2015 10-K and (B) the numerator as reflected in (i) above.
(4)	Calculated as (i) the average number of RSU grants (without adjusting for forfeitures) over the 2013, 2014 and 2015 fiscal years, as reported in this Proxy Statement, divided by (ii) weighted average common shares outstanding and vested Evercore LP partnership units over the 2013, 2014 and 2015 fiscal years, as reported in this Proxy Statement.
(5)	Calculated as (i) the average number of options and other equity grants made in the 2013, 2014 and 2015 fiscal years, and as reported in the company’s 2015 10-K, divided by (ii) the weighted average basic shares of common stock outstanding over the 2013, 2014 and 2015 fiscal years, as reported in the company’s 2015 10-K.

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FOR THE REASONS STATED ABOVE, OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2016 PLAN.

Description of the 2016 Plan

The following description of the 2016 Plan is not complete and is qualified by reference to the full text of the 2016 Plan, which is attached hereto as Annex B.

Administration. The Compensation Committee of our Board will administer the 2016 Plan. The Compensation Committee is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Exchange Act, and “outside directors,” as that term is defined for purposes of Section 162(m) of the Code.

The Board may also designate another committee of the Board composed of one or more directors, who may also be officers, to administer awards under the 2016 Plan to persons other than non-employee directors and officers. In addition, to the extent permitted by Delaware law, the Board may designate a committee of one or more officers to administer certain employee awards under the 2016 Plan. If the Board designates a committee described in the preceding two sentences, references herein to the Compensation Committee will apply equally to the designated committee.

Shares Subject to the 2016 Plan. The 2016 Plan would authorize a total number of 10 million additional shares of our Class A common stock to be issued. Awards with respect to no more than 900,000 shares of our Class A common stock may be issued per year, per participant, in the form of incentive stock options, non-qualified stock options, stock appreciation rights or certain performance-based awards denominated in our Class A common stock. The maximum dollar value payable in respect to performance-based awards valued in cash or with reference to property other than our Class A common stock and granted to any participant in any one calendar year is $15 million.

We will make available the number of shares of our Class A common stock necessary to satisfy the maximum number of shares that may be issued under the 2016 Plan. The shares of our Class A common stock underlying any award granted under the 2016 Plan that expires, terminates or is cancelled or forfeited for any reason will again become available for awards under the 2016 Plan.

Eligibility. Employees of the Company or any subsidiary, non-employee directors of the Company, or any other natural person who provides services (other than capital raising services) to the Company or a subsidiary will be eligible to be granted awards under the 2016 Plan. As of April 20, 2016, an aggregate of approximately 1,400 persons (including senior advisors and consultants) were eligible to participate in the 2016 Plan. The Compensation Committee selects participants for the 2016 Plan from among the eligible persons.

Separate Compensation Limits for Non-Employee Directors. Consistent with developing market practice, the 2016 Plan imposes annual limits on the aggregate value of compensation granted to any one non-employee director in respect of any calendar year with respect to his or her service as a non-employee director. Under the 2016 Plan, the aggregate grant date value of equity awards plus annual cash compensation may not exceed $500,000.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or incentive stock options under the 2016 Plan. As noted above, the 2016 Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted options or stock appreciation rights. Stock options granted under the 2016 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than 10 years after it is granted.

The exercise price per share of our Class A common stock for any stock option awarded will not be less than the fair market value of a share of our Class A common stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent; in shares of our Class A common stock having a fair market value equal to the aggregate stock option exercise price and satisfying such other requirements

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as may be imposed by the Compensation Committee; partly in cash and partly in shares of our Class A common stock; or through the delivery of irrevocable instructions to a broker to sell shares of our Class A common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our Class A common stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of our Class A common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant to receive, upon exercise, an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our Class A common stock over (B) the exercise price per share of our Class A common stock, multiplied by (ii) the number of shares of our Class A common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive such amount. Payment will be made in shares of our Class A common stock and/or cash (with any share of our Class A common stock valued at fair market value), as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell shares of our Class A common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock. Any of these other stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our Class A common stock (or the equivalent cash value of such shares of our Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation

Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our Class A common stock, or a combination of both cash and shares.

Certain stock awards, stock-based awards and non-stock denominated awards may be granted under the 2016 Plan. Performance goals applicable to such awards may be based upon one or more of the following performance criteria: (i) net income; (ii) operating income; (iii) earnings or book value per share; (iv) stock price; (v) return on equity; (vi) expense management; (vii) return on investment; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) profit margins; (xi) consolidated earnings before or after taxes (including EBITDA); (xii) return on assets; (xiii) revenues or sales; (xiv) working capital; (xv) market share; (xvi) costs; and (xvii) cash flow. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee shall determine. The Compensation Committee may specify that any performance goal is to be calculated on an adjusted basis, to exclude extraordinary items. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Adjustments upon Certain Events. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction, exchange of shares or other corporate exchange, any distribution to stockholders of shares or cash other than regular cash dividends, or

Evercore 2016 Proxy Statement	Page 73

any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2016 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which performance-based awards denominated in shares, stock options or stock appreciation rights may be granted during a calendar year to any participant, (iii) the option price of any option or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards.

Change in Control. In the event of a change in control of us (as defined in the 2016 Plan), the 2016 Plan provides that (i) if determined by the Compensation Committee in the applicable award agreement or otherwise, some or all outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Compensation Committee may, but shall not be obligated to, (A) cancel some or all awards for fair value, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of some or all affected awards previously granted under the 2016 Plan as determined by the Compensation Committee in its sole discretion, or (C) provide that, with respect to awards that are stock options and/or stock appreciation rights, for a period of at least 15 days prior to the change in control, such awards will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options and/or stock appreciation rights will terminate.

Transferability. Unless otherwise determined by our Compensation Committee, no award granted under the 2016 Plan will be transferable or assignable by a participant in the 2016 Plan, other than by will or by the laws of descent and distribution.

Effectiveness. The 2016 Plan will become effective only upon its approval by stockholders and will remain in effect until the tenth anniversary of such approval. Irrespective of whether it is so approved, the 2006 Plan will continue in effect in accordance with its terms until its expiration on August 9, 2016.

Amendment and Termination. Our Board may amend or terminate the 2016 Plan, but no amendment or termination shall be made (i) without the approval of our stockholders, if such action would, except as permitted in order to adjust the shares as described above under the section “—Adjustments upon Certain Events,” increase the total number of shares reserved for the purposes of the 2016 Plan or increase the annual per participant limit on certain awards under the 2016 Plan, or (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted under the 2016 Plan. However, the Compensation Committee may amend the 2016 Plan and/or any outstanding awards in such manner as it deems necessary to permit the 2016 Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

No Repricing. The repricing of options or stock appreciation rights is not permitted without the approval of our stockholders. “Repricing” means changing the terms of an option or stock appreciation right to lower its exercise price (other than on account of a capital adjustment) or any other action that is treated as a “repricing” under generally accepted accounting principles.

Market Value. As of April 20, 2016, the per share closing sale price of Evercore’s Class A common stock on the NYSE was $50.94.

U.S. Income Tax Consequences. The following is a brief summary of the principal U.S. income tax consequences under current law of awards under the 2016 Plan. This summary is not intended to be exhaustive and, among other things, does not describe non-U.S., state or local tax consequences or withholding and other payroll tax matters.

Stock Options and Stock Appreciation Rights.

The grant of an option or a stock appreciation right will create no federal income tax

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consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an incentive stock option, except that alternative minimum tax may apply. Upon exercising an option which is not an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an incentive stock option before the end of the applicable incentive stock option holding periods (two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option), the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the incentive stock option shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Any gain realized in excess of the fair market value at the time of exercise will be short or long-term capital gain, as applicable. Upon disposition of shares acquired upon exercise of an incentive stock option after the end of the applicable holding periods, no ordinary income is recognized and any gain or loss relative to the option exercise price will be long-term capital gain or loss.

A participant’s sale of shares acquired by exercise of an option that was not an incentive stock option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the option’s or stock appreciation right’s exercise.

Restricted Stock.

A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the participant or is not subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares). Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

RSUs.

If a participant is granted a RSU, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares in respect of RSUs, the fair market value of those shares will be taxable to the participant as ordinary income. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss based on the difference between the price received on disposition and the participant’s basis in those shares (generally, the market value of the shares at the time of their issuance). A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock is issued to the participant.

Tax Consequences to Evercore.

Subject to Section 162(m) of the Code, Evercore normally can claim a tax deduction equal to

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the amount recognized as ordinary income by a participant in connection with an award granted under the 2016 Plan, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable incentive stock option holding period before selling the shares.

In general, Section 162(m) of the Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. The 2016 Plan is intended to permit the issuance of awards that will satisfy the “qualified performance-based compensation” exception under Section 162(m) in the case of stock awards, stock-based awards and non-stock denominated awards that are subject to the attainment of performance goals.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2016 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2016 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply to variations on transactions that are permitted under the 2016 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). In addition, we reserve the authority to award compensation that may not be fully deductible or deductible at all.

New Plan Benefits.

The amounts that will be awarded under the 2016 Plan cannot currently be determined because awards made by the Compensation Committee are based on several factors, as described above in “Compensation of our Named Executive Officers.” Simply to illustrate potential future use of the 2016 Plan, the following table shows the grant date fair value and number of shares subject to awards that were received by our NEOs, other executive officers, non-employee directors and employees (including senior advisors and consultants) who are not executive officers of Evercore for 2015, pursuant to the 2006 Plan. The awards granted in 2015 would not have changed if the 2016 Plan had been in place instead of the 2006 Plan. These amounts do not reflect grants made in 2016 for 2015 performance.

Name and Position	Grant Date Fair Value(1) ($)	Number of Shares (#)
Ralph L. Schlosstein, CEO and President	2,277,201	43,264
Roger C. Altman, Executive Chairman	3,326,269	63,195
Robert B. Walsh, Senior Managing Director and CFO	1,023,488	19,445
Andrew Sibbald, Senior Managing Director, Vice Chairman and CEO of Europe Investment Banking	2,277,727	43,274
Pedro Aspe, CEO of Evercore Partners Mexico	1,688,741	32,084
Executive officers as a group (8 individuals)(2)	10,973,766	208,488
Non-employee directors as a group (7 individuals)	339,750	6,641
Non-executive officer employees as a group (i.e., all employees, including senior advisors and consultants, other than the executive officers listed in this table)(2)	106,312,963	2,019,815

(1)	The amounts in the column under “Grant Date Fair Value” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date, other than with respect to the non-employee directors, which was as of June 1, 2015.
(2)	Includes RSUs in respect of bonuses.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes Evercore’s equity compensation plans as of December 31, 2015 and does not reflect grants made in 2016 for 2015 performance:

Plan Description	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders (2006 Plan)	5,800,522	—	2,864,885
Equity compensation plans not approved by stockholders	—	—	—

Total	5,800,522	—	2,864,885

(1)	The only awards presently outstanding are RSUs, which by their nature have no exercise price.

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REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the Investor Relations link. The Audit Committee has:

✓	selected the independent registered public accounting firm to audit our books and records;

✓	reviewed and discussed our audited financial statements for 2015 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

✓	discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

✓	received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

✓	our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

✓	the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Audit Committee:

Curt Hessler, Chairman

Francois de Saint Phalle

Gail B. Harris

Willard J. Overlock, Jr.

William J. Wheeler

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

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PROPOSAL 3—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2015. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2016, as well as an audit of our internal control over financial reporting for 2016. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our stockholders for ratification at the Annual Meeting. Our Board recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our stockholders to ascertain their views. If our stockholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Fees

The following table sets forth aggregate fees billed to us for 2014 and 2015 by Deloitte:

	2015	2014
	(in thousands)
Audit Fees	$ 3,286	$ 3,472
Audit-Related Fees	—	—
Tax Fees	—	60
All Other Fees	6	6

Total	$ 3,292	$ 3,538

Audit Fees for 2015 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, and professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services for audit opinions issued related to statutory and regulatory filings in the United States, United Kingdom, Brazil, Mexico, Singapore and Hong Kong. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC. Audit fees for 2014 also included professional services related to the rendering of consents to be included in registration statements and the issuance of SSAE 16 and AT101 and audit reports related to a surprise custody exam.

Tax fees include tax advisory services to a foreign subsidiary.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool and for participation in Deloitte-sponsored continuing educational programs.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for 2014 and 2015 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

Evercore 2016 Proxy Statement	Page 79

STOCKHOLDER PROPOSALS AND NOMINATIONS

FOR 2017 ANNUAL MEETING

In order for a stockholder proposal to be included in our Proxy Statement to be issued in connection with our 2017 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 29, 2016 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders).

In addition to including a proposal in our proxy materials, eligible stockholders may wish to submit director nominations and other proposals at the 2017 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 15, 2017 and no later than March 17, 2017 or (B) in the event that our 2017 Annual Meeting of stockholders is held prior to May 26, 2017 or after August 24, 2017, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “Annual Report and Corporate Secretary” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel Corporate Secretary

Dated: April 28, 2016

Page 80	Evercore 2016 Proxy Statement

GLOSSARY OF KEY DEFINED TERMS

2006 Plan	Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan

2016 Plan	Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan

Annual Meeting	2016 Annual Meeting of Stockholders

Annual Report	Annual Report to Stockholders for the fiscal year ended December 31, 2015

Beneficial owner	Stockholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore Partners Inc.

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Partners Inc.

Deloitte	Deloitte & Touche LLP

Discovery Fund	Discovery Americas I L.P.

ECP II	Evercore Capital Partners II

EMP II	Evercore Mexico Capital Partners II, L.P.

EMP III	Evercore Mexico Capital Partners III, L.P.

Evercore	Evercore Partners Inc. and its subsidiaries

Evercore Partners International	Evercore Partners International LLP

Evercore Partners International Deed	Evercore Partners International’s Amended and Restated Limited Liability Partnership Deed, dated August 19, 2011

Evercore Partners Mexico	Evercore Partners Mexico, S. de R.L.

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2015

IPO	Evercore Partner Inc.’s 2006 initial public offering

ISI	International Strategy & Investment Group

Lehman Brothers	Lehman Brothers Holdings Inc.

Lexicon	Lexicon Partnership LLP

Evercore 2016 Proxy Statement	Page 81

Lexicon Agreement	Definitive sale and purchase agreement entered into on June 7, 2011 by and among Evercore Partners Inc. and the shareholders of the Lexicon Partnership LLP

NEO	Named Executive Officer

NYSE	New York Stock Exchange

Partnership Agreement	Fourth Amended and Restated Partnership Agreement of Evercore LP, as supplemented by the supplement thereto

Private Equity Funds	ECP II, the Discovery Fund, EMP II and EMP III

RSU	Restricted stock units

Say on pay	Non-binding, advisory stockholder vote on executive compensation

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SMD	Senior Managing Director

STB	Simpson Thacher & Bartlett LLP

Stockholder of record	Stockholder with shares held in their name

Street name	Shares held through a bank, broker or other holder of record

Trilantic	Trilantic Capital Partners

Trilantic Funds	Trilantic IV and Trilantic V

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

TSR	Total shareholder return calculated 12/31 to 12/31 assuming reinvestment of dividends

U.S. GAAP	Generally accepted accounting principles in the United States of America

Vanguard	The Vanguard Group

Volaris	Controladora Vuela Compañia de Aviación, S.A.B. de C.V.

Page 82	Evercore 2016 Proxy Statement

ANNEX A: U.S. GAAP RECONCILIATIONS

This Proxy Statement includes certain Adjusted Pro Forma measures that are calculated on a non-GAAP basis. Evercore believes that these measures are useful to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. Evercore uses these measures to evaluate its operating performance, and the Compensation Committee uses Adjusted Pro Forma measures as part of its assessment of the performance of our NEOs. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, which are included in the reconciliations below. The U.S. GAAP and Adjusted Pro Forma results present the continuing operations of the Company.

U.S. GAAP RECONCILIATION TO ADJUSTED PRO FORMA
(UNAUDITED)
(dollars in thousands)
	Twelve Months Ended December 31,

	2015	2014	2013	2012	2011	2010

Net Revenues - U.S. GAAP	$1,223,273	$915,858	$765,428	$642,373	$524,264	$375,905
Client Related Expenses (1)	(22,625)	(17,753)	(15,299)	(16,268)	(12,648)	(10,098)
Income (Loss) from Equity Method Investments (2)	6,050	5,180	8,326	4,852	919	(557)
Interest Expense on Long-term Debt (3)	9,617	8,430	8,088	7,955	7,817	7,694
Other Purchase Accounting-related Amortization (4)	106	211	–	–	–	–
Adjustment to Tax Receivable Agreement Liability (5)	–	–	(6,905)	–	–	–
Equity Method Investment in Pan (13)	–	–	55	(90)	420	621
General Partnership Investments (14)	–	–	385	–	–	–

Net Revenues - Adjusted Pro Forma	$1,216,421	$911,926	$760,078	$638,822	$520,772	$373,565

Net Income from Continuing Operations - U.S. GAAP	$57,690	$107,371	$74,812	$39,479	$14,007	$20,126
Net Income Attributable to Noncontrolling Interest	(14,827)	(20,497)	(19,945)	(10,590)	(6,089)	(10,655)
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (4)	14,229	3,033	328	3,676	7,176	2,208
Adjustment to Tax Receivable Agreement Liability / Income Taxes (5)	(28,604)	(7,593)	(6,839)	(16,072)	(15,280)	(8,997)
Amortization of LP Units and Certain Other Awards (6)	83,673	3,399	20,026	20,951	24,220	20,821
IPO Related Restricted Stock Unit Awards (7)	–	–	–	–	11,389	–
Other Acquisition Related Compensation Charges (8)	1,537	7,939	15,923	28,163	14,618	–
Special Charges (9)	41,144	4,893	170	662	3,894	–
Professional Fees (10)	–	1,672	–	–	–	–
Acquisition and Transition Costs (11)	4,890	4,712	–	–	–	–
Fair Value of Contingent Consideration (12)	2,704	–	–	–	–	–
Equity Method Investment in Pan (13)	–	–	55	(90)	420	621
General Partnership Investments (14)	–	–	385	–	–	–
Noncontrolling Interest (15)	8,871	19,350	18,735	11,845	9,026	14,359

Net Income Attributable to Evercore Partners Inc. - Adjusted Pro Forma	$171,307	$124,279	$103,650	$78,024	$63,381	$38,483

U.S. GAAP RECONCILIATION TO ADJUSTED EBITDA
(UNAUDITED)
(dollars in thousands)
	Twelve Months Ended December 31,

	2015	2014	2013	2012	2011	2010

Net Income from Continuing Operations - U.S. GAAP	$57,690	$107,371	$74,812	$39,479	$14,007	$20,126
Provision for Income Taxes	77,030	68,756	63,689	30,908	22,724	16,177
Depreciation and Amortization	27,927	16,263	14,537	16,834	17,746	9,921
Interest Expense on Long-Term Debt(3)	9,617	8,430	8,088	7,955	7,817	7,694
Non-Cash Employee Compensation	189,636	99,160	110,702	102,560	89,221	55,914
Non-Cash / Other Special Charges	30,000	4,893	170	662	3,894	–

Adjusted EBITDA	$391,900	$304,873	$271,998	$198,398	$155,409	$109,832

Evercore 2016 Proxy Statement	Page A-1

(1)	Client-related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables, have been reclassified as a reduction of revenue in the Adjusted Pro Forma presentation.
(2)	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted Pro Forma presentation.
(3)	Interest Expense on Debt is excluded from the Adjusted Pro Forma Investment Banking and Investment Management segment results and is included in Interest Expense in the segment results on a U.S. GAAP Basis. In accordance with certain covenants entered into in conjunction with the Company’s private placement of senior notes, the Company’s calculation of Adjusted EBITDA allows for the add back of all Depreciation and Amortization Expense and Interest Expense on long-term debt.
(4)	The exclusion from the Adjusted Pro Forma presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS and certain other acquisitions.
(5)	Evercore is organized as a series of Limited Liability Companies, Partnerships, a C-Corporation and a Public Corporation and therefore, not all of the Company’s income is subject to corporate level taxes. As a result, adjustments have been made to Evercore’s effective tax rate. These adjustments assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates, that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis and that, historically, adjustments for deferred tax assets related to the ultimate tax deductions for equity-based compensation awards are made directly to stockholders’ equity. In addition, the Adjusted Pro Forma presentation reflects the netting of changes in the Company’s Tax Receivable Agreement against Income Tax Expense.
(6)	Expenses incurred from the modification of Evercore Class A LP Units and related awards, which primarily vested over a five-year period ending December 31, 2013, and the assumed vesting of Class E LP Units and Class G and H LP Interests issued in conjunction with the acquisition of ISI are excluded from the Adjusted Pro Forma presentation.
(7)	Expenses incurred from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering are excluded from the Adjusted Pro Forma presentation.
(8)	Expenses for deferred consideration issued to the sellers of certain of the Company’s acquisitions are excluded from the Adjusted Pro Forma presentation.
(9)	Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff’s profits interests held by management to equity interests. Expenses during 2015 also include charges related to separation benefits and costs associated with the termination of certain contracts within the Company’s Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company’s U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company’s acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the UK. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition. In accordance with certain covenants entered into in conjunction with the Company’s private placement of senior notes, the Company’s calculation of Adjusted EBITDA allows for the add back of a maximum of $30.0 million of other non-cash or other special charges.
(10)	The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from Adjusted Pro Forma results.
(11)	Primarily professional fees for legal and other services incurred related to the acquisition of all of the outstanding equity interests of the operating businesses of ISI, as well as costs related to transitioning ISI’s infrastructure, including certain regulatory settlements.
(12)	The expense associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from Adjusted Pro Forma results.
(13)	The Adjusted Pro Forma results from continuing operations exclude the Income (Loss) from our equity method investment in Pan.
(14)	The write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego.
(15)	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted Pro Forma presentation.

Page A-2	Evercore 2016 Proxy Statement

Annex B

AMENDED AND RESTATED

2016 EVERCORE PARTNERS INC.

STOCK INCENTIVE PLAN

1.	Purpose of the Plan; Effect on Prior Plan

(a)	Purpose. The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or other persons of outstanding ability to provide services to the Company or its Affiliates and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such persons will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b)	Effect on Prior Plan. The Plan amends and restates the Prior Plan, which was adopted and approved by the shareholders of the Company on June 19, 2013. The Plan replaces the Prior Plan for Awards granted on or after the Effective Date, but does not affect the terms or conditions of any outstanding awards granted under the Prior Plan prior to the Effective Date.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

(c)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Change in Control: The occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the General Partner or the Partnership to any Person if any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) will be, immediately following the consummation of such transaction or transactions, the beneficial owner, directly or indirectly, of more than 50% of the then outstanding securities or voting securities of such Person; (2) the dissolution of the General Partner or the Partnership (other than by way of merger, consolidation or a reorganization transaction); (3) the consummation of any transaction (including, without limitation, any merger, consolidation or a reorganization transaction) the result of which is that any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Partnership Units and/or more than 50% of the voting power of the General Partner’s voting securities; or (4) the consummation of any transaction subject to Rule 13e-3 under the Exchange Act.

Evercore 2016 Proxy Statement	Page B-1

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board.

(i)	Company: Evercore Partners Inc., a Delaware corporation.

(j)	Control (including the terms “Controlled by” and “under common Control with”): The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(k)	Director: A member of the Board or a member of the board of directors of a consolidated subsidiary of the Company.

(l)	Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(m)	Effective Date: The date this plan is duly approved by the stockholders of the Company.

(n)	Employment: (i) A Participant’s employment, if the Participant is an employee of the Company or any of its Affiliates, or (ii) a Participant’s services, if the Participant is engaged in the performance of services for the Company or its Affiliates as a non-employee member of the Board or in any other bona fide capacity.

(o)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(p)	Founding Limited Partner: Each of Mr. Roger C. Altman, Mr. Austin M. Beutner and Mr. Pedro Aspe.

(q)	General Partner: The Company or any successor general partner admitted to the Partnership in accordance with the terms of the Partnership Agreement.

(r)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(s)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

Page B-2	Evercore 2016 Proxy Statement

(t)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(u)	Option: A stock option granted pursuant to Section 6 of the Plan.

(v)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(w)	Participant: Employees of the Company, its Subsidiaries and its Parent Corporation (as defined in Section 424(e) of the Code (or any successor section thereto)), including Directors, will be eligible to receive Awards hereunder. For this purpose, “employee” will have the same meaning as defined in the General Instructions to Form S-8 under the Securities Act of 1933, as amended (or any successor to such instructions or such form). Any such person selected by the Committee to participate in this Plan will be known as a Participant.

(x)	Partnership: Evercore LP, a Delaware limited partnership.

(y)	Partnership Agreement: The Fourth Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of August 3, 2014 and as amended from time to time.

(z)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(aa)	Person: Any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof).

(bb)	Plan: This Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan, as may be further amended from time to time.

(cc)	Prior Plan: The Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan, as amended through June 19, 2013.

(dd)	Restricted Stock: An award of Shares which are subject to certain restrictions and to a risk of forfeiture.

(ee)	Shares: Shares of Class A common stock of the Company.

(ff)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(gg)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

(a)	Shares Available for Issuance. The total number of Shares which may be issued under the Plan is 10,000,000, plus any Shares remaining available for grant under the Prior Plan as of the Effective Date (including pursuant to the operation of Section 3(b) thereof). The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.

(b)

Shares Added Back to Reserve. If and to the extent an Option or Stock Appreciation Right expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares subject to that Award will again become available for grant under the Plan. Similarly, if and to the

Evercore 2016 Proxy Statement	Page B-3

extent any Other Stock-Based Award is canceled, forfeited or terminated for any reason, the Shares subject to that Award will again become available for grant under the Plan.

(c)	Shares Not Added Back to Reserve. Notwithstanding anything to the contrary contained in this Section 3, including Section 3(b) above, the following Shares shall not be added to the Shares available for grant under the Plan: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option under the Plan, or, after the Effective Date, in payment of the exercise price of an option under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under the Plan, or, after the Effective Date, to satisfy any tax withholding obligation with respect to an award under the Prior Plan; (iii) Shares subject to a SAR under the Plan, or, after the Effective Date, a stock appreciation right under the Prior Plan, that are not issued in connection with the settlement of such stock appreciation rights on exercise thereof; or (iv) Shares purchased on the open market or otherwise with the cash proceeds from the exercise of Options under the Plan, or, after the Effective Date, from the exercise of options under the Prior Plan.

4.	Administration; Interpretation

(a)	Administration. The Plan shall be administered by the Committee, which shall consist of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). However, the Board may also delegate to any committee of the Board, which committee may include one or more members of the Board who are also officers of the Corporation, the authority to grant Awards under the Plan to Participants who are neither Non-Employee Directors nor “officers” of the Company within the meaning of Section 16 of the Act. Similarly, the Board may also delegate the authority to grant Awards under the Plan to a committee of one or more officers of the Company, who need not be members of the Board, to the extent and in the manner permitted by Section 157(c) of the Delaware General Corporation Law (or any successor statute or rule). With respect to Awards granted by the above-described delegates, references herein to the “Committee” will also be deemed to include the delegate. Subject to Section 16, Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. Subject to Section 3(b), the number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(b)	Interpretation. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(c)	Terms of Awards. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(d)

Withholding Taxes. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or

Page B-4	Evercore 2016 Proxy Statement

all of such withholding taxes by (a) delivery in Shares or (b) having Shares with a Fair Market Value equal to the minimum amount of such withholding taxes withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations

(a)	No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

(b)	The maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant shall be 900,000.

(c)	The maximum dollar value payable with respect to Performance-Based Awards that are valued in cash or with reference to property other than Shares and granted to any Participant in any one calendar year is $15,000,000.

(d)	Notwithstanding anything to the contrary, the aggregate value of (i) any cash compensation received from the Company or an Affiliate by any Director who is not also an employee of the Company or an Affiliate for services to the Company, plus (ii) any Awards, determined based on the grant date Fair Market Value of such Award(s) granted to any such Director, may not exceed $500,000 in any calendar year.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No

Evercore 2016 Proxy Statement	Page B-5

Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. ISOs may be granted with respect to all the shares reserved for issuance under this Plan. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares otherwise issuable upon the exercise of the Option.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock

Page B-6	Evercore 2016 Proxy Statement

Appreciation Right, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d)	Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of Restricted Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner intended to satisfy the requirements for treatment as “qualified performance-based compensation” under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria:

Evercore 2016 Proxy Statement	Page B-7

(i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares or cash other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the Option Price of any Option or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)

Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, some or all outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, but shall not be obligated to, (A) cancel some or all Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute Awards

Page B-8	Evercore 2016 Proxy Statement

that will substantially preserve the otherwise applicable terms of some or all affected Awards previously granted hereunder, as determined by the Committee in its sole discretion and/or (C) provide that, for a period of at least 15 days prior to the Change in Control, some or all Options and/or Stock Appreciation Rights shall be exercisable as to all the Shares subject thereto and that, upon the occurrence of the Change in Control, such Options and/or Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.

Evercore 2016 Proxy Statement	Page B-9

16.	No Repricing

The repricing of Options or Stock Appreciation Rights shall not be permitted without the approval of the stockholders of the Company. For this purpose, a “repricing” means changing the terms of an Option or a Stock Appreciation Right to lower its exercise price, any other action that is treated as a “repricing” under generally accepted accounting principles or any other action that has the same effect as the foregoing, and includes, for the avoidance of doubt, any cancellation in conjunction with the grant of a new Option, SAR or other Award or repurchase for cash or other consideration in a manner that has the effect of reducing the exercise price.

17.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

Page B-10	Evercore 2016 Proxy Statement

EVERCORE PARTNERS INC. ATTN: ADAM B. FRANKEL, CORP. SEC. 55 EAST 52ND STREET, 38TH FLOOR NEW YORK, NY 10055

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09748-P79221 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERCORE PARTNERS INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees:
	01) Roger C. Altman	06) Robert B. Millard
	02) Richard I. Beattie	07) Willard J. Overlock, Jr.
	03) Francois de Saint Phalle	08) Ralph L. Schlosstein
	04) Gail B. Harris	09) William J. Wheeler
05) Curt Hessler

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To approve the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan.					☐	☐	☐
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

E09749-P79221

EVERCORE PARTNERS INC.

Annual Meeting of Stockholders

June 15, 2016 9:00 a.m.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam B. Frankel and Ralph L. Schlosstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE PARTNERS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 15, 2016 at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side